                                3,150,000 Shares

                                     [LOGO]

                           Rubio's Restaurants, Inc.

                                  Common Stock
                               ------------------

This is an initial public offering of shares of common stock of Rubio's Restaurants, Inc. We are offering 2,250,000 shares in this offering and the selling stockholders are selling an additional 900,000 shares. No public market currently exists for our common stock.

Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "RUBO."

Investing in our common stock involves a high degree of risk. Please see "Risk Factors" starting on page 7 to read about risks that you should consider carefully before buying shares of our common stock.

                                                                                          Per Share       Total
                                                                                         -----------  -------------
Public offering price..................................................................   $   10.50   $  33,075,000
Underwriting discounts and commissions.................................................   $    0.74   $   2,315,250
Proceeds to us.........................................................................   $    9.76   $  21,971,250
Proceeds to selling stockholders.......................................................   $    9.76   $   8,788,500

The underwriters have an option to purchase 472,500 additional shares of common stock from us and from the selling stockholders named under the caption "Selling Stockholders" at the initial public offering price to cover any over-allotments of shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Thomas Weisel Partners LLC
                             Dain Rauscher Wessels
a division of Dain Rauscher Incorporated
                                                      U.S. Bancorp Piper Jaffray

                         Prospectus dated May 21, 1999

INSIDE FRONT COVER

    Photograph of the exterior of one of our restaurants, along with a map of the southwestern United States, showing markets in which we do business, as well as the number of restaurants in each market. Restaurants that we plan to open in 1999 are enclosed in parentheses.

FRONT GATEFOLD:

    Photograph of a scene from the Baja peninsula, overlaid with pictures of our restaurant interiors and exteriors, as well as pictures of a fish taco, shrimp quesadilla and carne asada burrito and grilled chicken taco combination from our menu, with captions identifying the name of each product.

                               PROSPECTUS SUMMARY
    THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION FOUND IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THIS SUMMARY, WE URGE YOU TO READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.
                              RUBIO'S RESTAURANTS
    Rubio's Restaurants, Inc. owns and operates 67 high-quality, quick-service Mexican restaurants under the name "Rubio's Baja Grill" located principally in the southwest region of the United States. Our restaurants offer a distinctive blend of high-quality, traditional Mexican cuisine combined with fresh seafood fare indicative of the Baja region of Mexico. Our menu contains appealing Mexican offerings with distinctive taste profiles prepared from fresh ingredients. Our traditional menu items such as tacos and burritos feature marinated, chargrilled meats and other high-quality ingredients. Adhering to an overall emphasis on freshness, we prepare our menu items on-site and made-to-order, with each location preparing its own chips, salsa and guacamole fresh every day. Our menu also features our signature Baja-style fish taco, and is accentuated by seasonal offerings including our lobster burrito and tequila shrimp burrito. Most of our restaurants also offer a selection of Mexican and domestic beers. Prices range from $1.79 for a Baja-style fish taco to $5.69 for a Cabo Combo, which includes a shrimp burrito, fish taco, chips and beans. We strive to provide superior service in a setting designed to promote a casual, relaxed and fun experience for our guests. We design our Rubio's restaurant decor to be reminiscent of an authentic Baja beach setting. Most of our restaurants feature saltwater aquariums, surfboards and outdoor patio seating beneath traditional palm-thatched umbrellas, or palapas.
    We seek to differentiate our restaurants by combining the high-quality Mexican food expected in casual sit-down restaurants with the convenient counter service of quick-service restaurants. In this respect, we believe the "Rubio's Baja Grill" concept is uniquely positioned between the quick-service and casual dining segments of the restaurant industry. The critical components of our concept include:
    - providing distinctive, flavorful Mexican cuisine;
    - creating a fun and relaxed atmosphere with authentic personality; and
    - offering our guests excellent dining value.
    We believe that our restaurant concept has broad national appeal and that, as a result, we have significant opportunities to expand our operations and generate attractive returns. Our business objective is to become the leading high-quality, quick-service Mexican restaurant brand nationwide. Key to our expansion plans and success at the restaurant-level is our business strategy to:
    - create a distinctive concept and brand;
    - achieve attractive restaurant-level economics;
    - execute disciplined expansion; and
    - ensure a high-quality guest experience.
    We believe that our restaurants provide attractive restaurant-level economics. In 1998, the 43 units open the entire year generated average sales of $901,000, average operating income of $148,000, or 16.4% of sales, and average cash flow of $183,000, or 20.3% of sales. Comparable restaurant sales increased 10.4% in 1998, following an 18.0% increase in 1997. Net income for 1998 was $915,000, which compares to a net loss for 1997 of $1.0 million. Net income for fiscal year 1998 was favorably impacted by the reversal of a $452,000 deferred tax asset allowance that was previously provided for in fiscal year 1997. We currently have 12 units located outside California. Of these, three units have over 12 months of operating results. These units generated average sales of $972,000 for the most recent 12 months, average operating income of $149,000, or 15.0% of sales, and average cash flow of $200,000, or

20.5% of sales. We opened eight stores in 1996, 12 in 1997 and 16 in 1998. Our current expansion plan calls for us to open 28 restaurants in 1999, of which eight have opened to date, and 36 restaurants in 2000. Seven of the 20 units we plan to open in the balance of 1999 are currently under construction, and the remaining 13 have signed leases. We intend to continue to develop restaurants that will require, on average, a total cash investment of approximately $380,000, including pre-opening expenses of $20,000.
    The Rubio's Baja Grill concept successfully evolved from the original "Rubio's, Home of the Fish Taco" concept, which our co-founder Ralph Rubio first developed following his college spring break trips to the Baja peninsula of Mexico in the mid-1970s. Ralph opened the first Rubio's restaurant with his father, Rafael, over 16 years ago in the Mission Bay area of San Diego.
    We were incorporated in California in May 1985, and reincorporated in Delaware in October 1997. We have a wholly owned subsidiary, Rubio's Restaurants of Nevada, Inc., which was incorporated in Nevada in 1997. Our principal executive offices are located at 1902 Wright Place, Suite 300, Carlsbad, California 92008. Our telephone number at that location is (760) 929-8226. Information contained on our Web site, www.rubios.com, does not constitute part of this prospectus.
                                  THE OFFERING

Common stock offered by us..............................  2,250,000 shares
Common stock offered by selling stockholders............  900,000 shares
Common stock outstanding after this offering............  8,605,622 shares
Use of proceeds.........................................  For development of new restaurants, repayment of term
                                                          loan debt and working capital and
                                                          other general corporate purposes.
                                                          Please see "Use of Proceeds" for
                                                          more information regarding our
                                                          planned use of the proceeds from
                                                          this offering.
Proposed Nasdaq National Market symbol..................  RUBO

    In addition to the 8,605,622 shares of common stock to be outstanding after this offering, there are:
    - 561,712 shares issuable upon the exercise of options outstanding at a weighted average exercise price of $5.97 per share;
    - 45,000 shares issuable upon the exercise of an outstanding warrant at an exercise price of $7.20 per share; and
    - 60,106 shares available for issuance under our stock option plans. For a description of our stock option plans, please see "Management--Benefit Plans."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
            (IN THOUSANDS, EXCEPT SHARE AND SELECTED OPERATING DATA)

                                                                                                THREE MONTHS ENDED
                                                          FISCAL                            --------------------------
                                ----------------------------------------------------------   MARCH 29,     MARCH 28,
                                   1994        1995        1996        1997        1998         1998          1999
                                ----------  ----------  ----------  ----------  ----------  ------------  ------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Sales.........................  $   11,837  $   14,811  $   19,523  $   29,704  $   44,699  $      9,217  $     14,383
Operating income (loss).......        (108)          9          85        (764)        596          (254)           72
Total other income
  (expense)...................        (146)         55          16        (137)        253            87             3
Income (loss) before income
  taxes.......................        (254)         64         101        (901)        849          (167)           75
Net income (loss).............        (155)         16          72      (1,000)        915          (180)           45
Net income (loss) attributable
  to common stockholders......  $     (155) $      (39) $        3  $   (1,095) $      568  $       (267) $        (41)
Net income (loss) per share
  Basic.......................  $    (0.15) $    (0.04) $       --  $    (1.08) $     0.55  $      (0.26) $      (0.04)
  Diluted.....................       (0.15)      (0.04)         --       (1.08)       0.14         (0.26)        (0.04)
Shares used in computing net
  income (loss) per share
  Basic.......................       1,000       1,000       1,008       1,010       1,033         1,013         1,050
  Diluted.....................       1,000       1,000       1,026       1,010       6,418         1,013         1,050
Pro forma net income per
  share, basic and diluted....                                                  $     0.14                $       0.01
Shares used in computing pro
  forma net income per share
  Basic.......................                                                       6,336                       6,352
  Diluted.....................                                                       6,457                       6,618
SELECTED OPERATING DATA:
Number of restaurants at end
  of period...................          17          23          31          43          59            46            67
Comparable restaurant sales
  increase (decrease).........        11.0%        5.3%       (3.6)%       18.0%       10.4%          7.6%         13.7%
Average restaurant volume of
  units open for entire
  period......................  $  767,695  $  786,489  $  728,234  $  825,741  $  900,870

                                                                        MARCH 28, 1999
                                                                    ----------------------
                                                                     ACTUAL    AS ADJUSTED
                                                                    ---------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................................  $   1,124  $    20,700
Total assets......................................................     25,435       45,010
Long-term debt, including current portion.........................      1,671           --
Redeemable convertible preferred stock............................     17,782           --
Total stockholders' equity........................................        141       39,169

------------------------
    Please see note 1 to the consolidated financial statements for an explanation of the determination of the number of shares used in computing pro forma net income per share.
    Comparable restaurant sales are determined based on sales for stores which were in operation for the previous 15 months.
    The as adjusted balance sheet data listed above reflects the sale of 2,250,000 shares of common stock offered at an initial public offering price of $10.50 per share after deducting the estimated underwriting discount and estimated offering expenses payable by us. Please see "Use of Proceeds" for information regarding our anticipated use of the proceeds of this offering and "Capitalization" for information regarding our capitalization following this offering.
    Fiscal years 1994 and 1995 ended on December 31. In 1996, we began using a 52- or 53-week fiscal year ending on the Sunday nearest December 31. Fiscal years 1996, 1997 and 1998 each consisted of 52 weeks. The three-month periods each consisted of 13 weeks.
    Net income (loss) attributable to common stockholders includes the effect of the accretion on the redeemable convertible preferred stock which reduces net income (loss) attributable to common stockholders for the related periods. Net income attributable to common stockholders for the fiscal 1998 diluted earnings per share calculation is $915,000. The difference from the basic calculation is due to the reversal of the accretion on the redeemable convertible preferred stock as such stock is assumed to be converted to common stock for purposes of the diluted calculation.
    Net income for fiscal year 1998 was favorably impacted by the reversal of a $452,000 deferred tax asset allowance that was previously provided for in fiscal year 1997. We eliminated the valuation allowance in 1998 due to our belief that current year activity made realization of such benefit more likely than not.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. IN ANY SUCH CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    RISKS RELATED TO OUR BUSINESS

    OUR PLANNED EXPANSION INTO NEW GEOGRAPHIC AREAS INVOLVES A NUMBER OF RISKS WHICH COULD DELAY OR PREVENT THE OPENING OF PLANNED NEW RESTAURANTS.

    Almost all of our current restaurants are located in the southwest region of the United States. Our planned expansion into geographic areas outside the Southwest involves a number of risks, including:

    - uncertainties related to local demographics, tastes and preferences;

    - local custom, wages, costs and other legal and economic conditions particular to new regions;

    - the need to develop relationships with local distributors and suppliers for fresh produce, fresh tortillas and other ingredients;

    - potential difficulties related to management of operations located in a number of broadly dispersed locations; and

    - lack of market awareness or acceptance of our restaurant concept in new geographic areas.

    We may not be successful in addressing these risks. We also may not be able to open our planned new operations on a timely basis, or at all in these new areas. Delays in opening or failure to open planned new restaurants outside the Southwest could have a material adverse effect on our business and results of operations. We currently anticipate that our new restaurants will take several months to reach planned operating levels due to inefficiencies typically associated with expanding into new regions, such as lack of market awareness, acceptance of our restaurant concept and inability to hire sufficient staff.

    IF WE ARE NOT ABLE TO SUCCESSFULLY PURSUE OUR RAPID EXPANSION STRATEGY, OUR BUSINESS AND RESULTS OF OPERATIONS MAY BE ADVERSELY IMPACTED.

    We intend to continue to pursue a rapid expansion strategy. Since 1996, we have opened 36 restaurants, 12 of which were opened outside of Southern California. We intend to open an additional 28 restaurants in 1999, eight of which have been opened to date. Approximately 13 of those additional restaurants are outside Southern California. We intend to open an additional 36 restaurants in 2000. Our ability to successfully achieve our expansion strategy will depend on a variety of factors, many of which are beyond our control. These factors include:

    - our ability to locate suitable restaurant sites or negotiate acceptable lease terms;

    - our ability to obtain required local, state and federal governmental approvals and permits related to construction of the sites, food and alcoholic beverages;

    - our dependence on contractors to construct new restaurants in a timely manner;

    - our ability to attract, train and retain qualified and experienced restaurant personnel and management;

    - our ability to operate our restaurants profitably;

    - our need for additional capital and our ability to obtain such capital on favorable terms or at all;

    - our ability to respond effectively to the intense competition in the quick-service restaurant industry; and

    - general economic conditions.

    If we are not able to successfully address these factors, we may not be able to expand at a rate currently contemplated by our strategy, and our business and results of operations may be adversely impacted.

    OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY DUE TO SEASONALITY AND OTHER FACTORS, WHICH COULD HAVE A NEGATIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

    Our business is subject to seasonal fluctuations. Historically, sales in most of our restaurants have been higher during the second and third quarters of each fiscal year. As a result, we expect our highest earnings to occur in the second and third quarters of each fiscal year.

    In addition to seasonality, our quarterly and annual operating results and comparable unit sales may fluctuate significantly as a result of a variety of factors, including:

    - labor costs for our hourly and management personnel, including increases in federal or state minimum wage requirements;

    - fluctuations in food costs, particularly the cost of chicken, beef, fish, cheese and produce;

    - the timing of new restaurant openings and related expenses;

    - the amount of sales contributed by new and existing restaurants;

    - our ability to achieve and sustain profitability on a quarterly or annual basis;

    - consumer confidence;

    - changes in consumer preferences;

    - the level of competition from existing or new competitors in the quick-service restaurant industry;

    - factors associated with closing a unit, including payment of the base rent for the balance of the lease term;

    - impact of weather on revenues and costs of food; and

    - general economic conditions.

    Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. Comparable unit sales for any particular future period may decrease. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of factors which have historically affected our operating results.

    THE RESTAURANT INDUSTRY IS INTENSELY COMPETITIVE AND WE MAY NOT HAVE THE RESOURCES TO COMPETE ADEQUATELY.

    The restaurant industry is intensely competitive. There are many different segments within the restaurant industry that are distinguished by types of service, food types and price/value relationships. We position our restaurants in the high-quality, quick-service Mexican food segment of the industry. In this segment, our direct competitors include Baja Fresh, La Salsa and Chipotle. We also compete indirectly with full-service Mexican restaurants including Chevy's, Chi Chi's and El Torito, and fast food restaurants, particularly those focused on Mexican food such as Taco Bell and Del Taco. Competition in our industry segment is based primarily upon food quality, price, restaurant ambiance, service and location. Although we believe we compete favorably with respect to each of these factors, many of our direct and indirect competitors are well-established national, regional or local chains and have substantially greater financial, marketing, personnel and other resources than we do. We also compete with many other retail establishments for site locations.

    The performance of individual units may also be affected by factors such as traffic patterns, demographic considerations and the type, number and proximity of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs and the availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and our units in particular.

    THE ABILITY TO ATTRACT AND RETAIN HIGHLY QUALIFIED PERSONNEL TO OPERATE AND MANAGE OUR RESTAURANTS IS EXTREMELY IMPORTANT AND OUR FAILURE TO DO SO COULD ADVERSELY AFFECT US.

    Our success and the success of our individual restaurants depend upon our ability to attract and retain highly motivated, well-qualified restaurant operators and other management personnel, as well as a sufficient number of qualified employees, including guest service and kitchen staff, to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in some geographic areas. Our inability to recruit and retain such individuals may delay the planned openings of new restaurants or result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business or results of operations. We also face significant competition in the recruitment of qualified employees. In addition, we are heavily dependent upon the services of our officers and key management involved in restaurant operations, marketing, finance, purchasing, expansion, human resources and administration. The loss of any of these individuals could have a material adverse effect on our business and results of operations. We currently do not have employment agreements with any of our employees.

    OUR RESOURCES MAY BE STRAINED IN IMPLEMENTING OUR BUSINESS STRATEGY.

    Our growth strategy will place a strain on our management, financial and other resources. To manage our growth effectively, we must maintain the level of quality and service at our existing and future restaurants. We must also continue to enhance our operational, financial and management systems and locate, hire, train and retain experienced and dedicated operating personnel, particularly managers. We may not be able to effectively manage any one or more of these or other aspects of our expansion. Failure to do so could have a material adverse effect on our business and results of operations.

    WE MAY BE UNABLE TO FUND OUR SUBSTANTIAL WORKING CAPITAL REQUIREMENTS AND MAY NEED ADDITIONAL FUNDING SOONER THAN WE ANTICIPATE.

    We believe that the proceeds from this offering, together with anticipated cash flow from operations and funds anticipated to be available from a credit facility, will be sufficient to satisfy our working capital requirements for at least the next 12 months. We plan to incur substantial costs over the near-term in connection with our expansion plans. We may need to seek additional financing sooner than we anticipate as a result of the following factors:

    - changes in our operating plans;

    - acceleration of our expansion plans;

    - lower than anticipated sales of our menu offerings;

    - increased food and/or labor costs; and

    - potential acquisitions.

    Additional financing may not be available on acceptable terms, or at all. If we fail to get additional financing as needed, our business and results of operations would likely suffer. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our expected capital needs and current resources available.

    UNANTICIPATED COSTS OR DELAYS IN THE DEVELOPMENT OR CONSTRUCTION OF OUR RESTAURANTS COULD PREVENT OUR TIMELY AND COST-EFFECTIVE OPENING OF NEW RESTAURANTS.

    We depend on contractors and real estate developers to construct our restaurants. Many factors may adversely affect the cost and time associated with the development and construction of our restaurants, including:

    - labor disputes;

    - shortages of materials and skilled labor;

    - adverse weather;

    - unforeseen engineering problems;

    - environmental problems;

    - construction or zoning problems;

    - local government regulations;

    - modifications in design; and

    - other unanticipated increases in costs.

    Any of these factors could give rise to delays or cost overruns which may prevent us from developing additional restaurants within our anticipated budgets or time periods. Any such failure could have a material adverse effect on our business and results of operations.

    OUR RESTAURANTS ARE CONCENTRATED IN THE SOUTHWEST REGION OF THE UNITED STATES, AND THEREFORE, OUR BUSINESS IS SUBJECT TO FLUCTUATIONS IF ADVERSE BUSINESS CONDITIONS OCCUR IN THAT REGION.

    All but two of our existing restaurants are located in the southwest region of the United States. Accordingly, we are susceptible to fluctuations in our business caused by adverse economic or other conditions in this region, including natural or other disasters. Our significant investment in, and long-term commitment to, each of our units limits our ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect our operations. In addition, some of our competitors have many more units than we do. Consequently, adverse economic or other conditions in a region, a decline in the profitability of several existing units or the introduction of several unsuccessful new units in a geographic area could have a more significant effect on our results of operations than would be the case for a company with a larger number of restaurants or with more geographically dispersed restaurants.

    OUR FAILURE OR INABILITY TO ENFORCE OUR TRADEMARKS AND TRADE NAMES COULD ADVERSELY AFFECT OUR EFFORTS TO ESTABLISH BRAND EQUITY.

    Our ability to successfully expand our concept will depend on our ability to establish and maintain "brand equity" through the use of our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos. We currently hold three trademarks and have seven service marks relating to our brand. Some or all of the rights in our intellectual property may not be enforceable, even if registered, against any prior users of similar intellectual property or our competitors who seek to utilize similar intellectual property in areas where we operate or intend to conduct operations. If we fail to enforce any of our intellectual property rights, we may be unable to capitalize on our efforts to establish brand equity. It is also possible that we will encounter claims from prior users of similar intellectual property in areas where we operate or intend to conduct operations. Claims from prior users could limit our operations and possibly cause us to pay damages or licensing fees to a prior user or registrant of similar intellectual property.

    IF WE ARE NOT ABLE TO ANTICIPATE AND REACT TO OUR FOOD AND LABOR COSTS, OUR PROFITABILITY COULD BE ADVERSELY AFFECTED.

    Our restaurant operating costs principally consist of food and labor costs. Our profitability is dependent on our ability to anticipate and react to changes in food and labor costs. Various factors beyond our control, including adverse weather conditions and governmental regulation, may affect our food costs. We may not be able to anticipate and react to changing food costs, whether through our purchasing practices, menu composition or menu price adjustments in the future. In the event that food or labor price increases cause us to increase our menu prices, we face the risk that our guests will choose to patronize lower-cost restaurants. Failure to react to changing food costs or to retain guests if we are forced to raise menu prices could have a material adverse effect on our business and results of operations. For more information regarding our food supply sources and buying practices, please see "Business--Purchasing."

    A substantial number of our employees are subject to various minimum wage requirements. Many of our employees work in restaurants located in California and receive salaries equal to or slightly greater than the California minimum wage. Effective March 1, 1998, the minimum wage in California increased to $5.75 per hour from $5.15. Similar proposals may come before legislators or voters in other jurisdictions in which we operate or seek to operate. Such minimum wage increases could have a material adverse effect on our business and results of operations. Please see "Business--Operations" for more information on the number of and the benefits we provide to our employees.

    AS A RESTAURANT SERVICE PROVIDER, WE COULD BE SUBJECT TO ADVERSE PUBLICITY OR CLAIMS FROM OUR GUESTS.

    We may be the subject of complaints or litigation from guests alleging food-related illness, injuries suffered on the premises or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect us and our restaurants, regardless of whether such allegations are true or whether we are ultimately held liable. We may also be the subject of complaints or allegations from current, former or prospective employees from time to time. A lawsuit or claim could result in an adverse decision against us that could have a material adverse effect on our business and results of operations.

    WE MAY NOT BE ABLE TO OBTAIN AND MAINTAIN STATE AND LOCAL PERMITS NECESSARY TO OPERATE OUR UNITS.

    The failure to maintain necessary licenses, permits or approvals, including food and alcoholic beverage licenses, or to comply with other government regulations could have a material adverse effect on our business and results of operations. In addition, difficulties or failures in obtaining required licenses and approvals will result in delays in, or cancellation of, the opening of new units. Restaurants are subject to licensing and regulation by state and local health, environmental, labor relations, sanitation, building, zoning, safety, fire and other departments. Our activities are also subject to the Federal Americans With Disabilities Act and related regulations, which prohibit discrimination on the basis of disability in public accommodations and employment. We are also subject to state "dram-shop" laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person. Given the location of many of our restaurants, even if our operation of those restaurants is in strict compliance with the requirements of the Immigration and Naturalization Service, our employees may not all meet federal citizenship or residency requirements, which could lead to disruptions in our work force. If we are not in compliance with these requirements, we could be subject to financial penalties. In addition, we could be forced to terminate employees who do not meet these requirements. These consequences could adversely affect our business. The development and construction of additional units will also be subject to compliance with applicable zoning, land use and environmental regulations. There can be no assurance that we will be able to obtain necessary variances or other approvals on a cost-effective and timely basis in order to construct and develop units in the future. Changes in any or all of these laws or regulations, such as government-imposed paid leaves of absence or mandated health benefits, could have a material adverse effect on our business and results of operations. For a more complete description of the governmental regulations to which our business is subject, please see "Business--Government Regulation."

    OUR CURRENT INSURANCE MAY NOT PROVIDE ADEQUATE LEVELS OF COVERAGE AGAINST CLAIMS.

    There are types of losses we may incur that may be uninsurable or that we believe are not economically insurable, such as losses due to earthquakes and other natural disasters. In view of the location of many of our existing and planned units, our operations are particularly susceptible to damage and disruption caused by earthquakes. In the event of an earthquake or other natural disaster affecting the geographic area of our operations, we could suffer a loss of the capital invested in, as well as anticipated earnings from, the damaged or destroyed properties. Further, we do not currently maintain any insurance coverage for employee-related litigation or the effects of adverse publicity. In addition, punitive damage awards are generally not covered by insurance. We may also be subject to litigation which, regardless of the outcome, could result in adverse publicity and damages. Such litigation, adverse publicity or damages could have a material adverse effect on our business and results of operations.

    WE MAY FAIL TO BE YEAR 2000 COMPLIANT.

    We have not fully completed tests to assure that our systems will function properly in the year 2000. Our restaurant information systems may need to be upgraded in order to prevent system failure or miscalculation resulting from the year 2000 that could disrupt our normal business activities.

    We estimate that we have incurred costs of less than $25,000 to date in connection with our year 2000 plan. We currently estimate the total costs of completing our year 2000 plan, including costs incurred to date, to be less than $50,000. Until our testing is complete and our vendors and providers are contacted, we will not be able to completely evaluate whether our information technology systems or non-information technology systems will need to be revised or replaced. If our efforts to address year 2000 risks are not successful, or if suppliers or other third parties with whom we conduct business do not successfully address such risks, it could have a material adverse effect on our business and results of operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure" for detailed information on our state of readiness, potential risks and contingency plans regarding the year 2000 issue.

    IF WE ADOPT A FRANCHISING STRATEGY, WE MAY BE UNSUCCESSFUL IN EXECUTING A FRANCHISING PROGRAM.

    We may use a franchise strategy in selected markets. If we adopt a franchising strategy, our failure to successfully execute a franchising program could adversely affect our business and results of operations. We have not used franchising to date and may not be successful in implementing a franchise program in the future. We have not yet established any criteria to evaluate prospective franchisees. We may be unable to identify and attract franchisees that have the business abilities or access to financial resources necessary to open our restaurants, or to successfully develop or operate our restaurants in their franchise areas in a manner consistent with our standards.

RISKS RELATED TO THIS OFFERING

    THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

    The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Please see "Shares Eligible for Future Sale" for a description of sales that may occur in the future.

    OUR COMMON STOCK MAY NOT DEVELOP AN ACTIVE, LIQUID TRADING MARKET.

    We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or the level of trading volume that will exist for our common stock after the offering. Low trading volumes may adversely affect your ability to sell your shares quickly at the current market price. The initial public offering price for the shares will be determined by negotiations among us, the selling stockholders and the representatives of the underwriters. This initial price may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

    THE MARKET PRICE OF OUR STOCK MAY BE ADVERSELY AFFECTED BY MARKET
     VOLATILITY.

    The stock market has experienced extreme price and volume fluctuations. The trading price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

    - fluctuations in our quarterly or annual results of operations;

    - changes in published earnings estimates by analysts and whether our earnings meet or exceed such estimates;

    - additions or departures of key personnel; and

    - changes in overall stock market conditions, including the stock prices of other restaurant companies.

    In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were subject to securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

    THE INTERESTS OF OUR CONTROLLING STOCKHOLDERS MAY CONFLICT WITH YOUR
     INTERESTS.

    We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 55.9% of our outstanding common stock following the completion of this offering. These stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company. Please see "Management" and "Principal Stockholders" for detailed information on the beneficial ownership of our executive officers, directors and their affiliates.

    ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

    The anti-takeover provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us. As a result of these provisions, we could delay, deter or prevent a takeover attempt or third party acquisition that our stockholders consider to be in their best interest, including a takeover attempt that results in a premium over the market price for the shares held by our stockholders. Please see "Description of Securities" for more information on these anti-takeover provisions.

                           FORWARD-LOOKING STATEMENTS

    This prospectus may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described in the "Risk Factors" section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                   CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

    This offering is for 3,150,000 shares; however, the underwriters have a 30-day option to purchase up to 472,500 additional shares from us and from the selling stockholders to cover over-allotments. Some of the disclosures in this prospectus would be different if the underwriters exercise the option. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise the option.

    Unless we tell you otherwise, all information in this prospectus relating to our capitalization presented on an as adjusted or pro forma basis reflects:

    - the automatic conversion of each share of our preferred stock into one share of our common stock upon the closing of this offering;

    - an increase in our authorized common stock to 75,000,000 shares and an increase in our undesignated preferred stock to 5,000,000 shares effective immediately prior to the closing of this offering; and

    - the issuance of 39,555 shares of common stock upon the exercise of warrants which terminate immediately upon this offering.

    Our registered trademarks and service marks include
Rubio's-Registered Trademark-, Baja Grill-Registered Trademark-, Home of the Fish Taco-Registered Trademark-, HealthMex-Registered Trademark- and Pesky-Registered Trademark-. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the 2,250,000 shares offered by us will be approximately $21.2 million, after deducting the underwriting discounts and commissions and offering expenses payable by us. If our portion of the underwriters' over-allotment option is exercised in full, we estimate that such net proceeds will be approximately $23.6 million.

    We intend to use approximately $19.2 million of the net proceeds of this offering for development of new restaurants, approximately $1.5 million for repayment of term loan debt and the remainder for working capital and other general corporate purposes. Our term loan agreement with BankBoston, N.A. was amended on April 1, 1999, and now bears interest at the lesser of (1) the London InterBank Offered Rate, also known as LIBOR, adjusted by the statutory reserve rate plus 3.0%, or (2) the greater of the bank's base rate plus 0.75% or the Federal Funds Effective Rate plus 1.5%. Pending any such use, as described above, we intend to invest the net proceeds in interest-bearing instruments. We will not receive any proceeds from the sale of shares by the selling stockholders. Please see "Selling Stockholders" for a description of the number of shares which may be sold by selling stockholders in this offering.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. Our term loan agreement with BankBoston requires us to obtain the bank's consent prior to making any distribution or declaring any dividends. We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on financial condition, operating results, capital requirements and other factors that our board deems relevant.

                                    DILUTION

    Our net tangible book value as of March 28, 1999, after giving effect to the automatic conversion of all outstanding shares of preferred stock into common stock, was $17,922,782, or $2.82 per share of common stock. Net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 28, 1999. Assuming the sale by us of the 2,250,000 shares offered at an initial public offering price of $10.50 per share and after deducting underwriting discounts and estimated offering expenses, and the application of the estimated net proceeds therefrom, our pro forma net tangible book value as of March 28, 1999 would have been $39,169,032, or $4.55 per share of common stock. This represents an immediate increase in net tangible book value of $1.73 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $5.95 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share.............................             $   10.50
                                                                                 ---------
  Net tangible book value per share before this offering............  $    2.82
                                                                      ---------
  Increase attributable to new investors............................       1.73
                                                                      ---------
Pro forma net tangible book value per share after this offering.....                  4.55
                                                                                 ---------
Pro forma dilution per share to new investors.......................             $    5.95
                                                                                 ---------
                                                                                 ---------

    The following table summarizes, on a pro forma basis as of March 28, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors:

                                                     SHARES PURCHASED         TOTAL CONSIDERATION
                                                  -----------------------  --------------------------    AVERAGE PRICE
                                                    NUMBER      PERCENT       AMOUNT        PERCENT        PER SHARE
                                                  ----------  -----------  -------------  -----------  -----------------
Existing stockholders...........................   6,353,502        73.8%  $  18,304,015        43.7%      $    2.88
New investors...................................   2,250,000        26.2      23,625,000        56.3           10.50
                                                  ----------       -----   -------------       -----
  Total.........................................   8,603,502       100.0%  $  41,929,015       100.0%
                                                  ----------       -----   -------------       -----
                                                  ----------       -----   -------------       -----

    The tables and calculations above assume no exercise of outstanding options or warrants unless otherwise set forth in this prospectus. On March 28, 1999, there were:

    - 379,376 shares issuable upon the exercise of options outstanding at a weighted average exercise price of $3.89 per share;

    - 45,000 shares issuable upon the exercise of an outstanding warrant at an exercise price of $7.20 per share; and

    - 244,562 shares available for issuance under our stock option plans. Since March 28, 1999, we have granted options exercisable into 192,000 shares at a weighted average exercise price of $10.00 per share and 7,544 shares became available for issuance upon employee forfeitures. In addition, 2,120 shares were issued upon exercise of options subsequent to March 28, 1999.

    To the extent that these options or warrants are exercised, there will be further dilution to new investors. Please see "Management--Benefit Plans" for a discussion of our stock option plans.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 28, 1999 on an actual basis and as adjusted to give effect to the receipt by us of the estimated net proceeds from the sale of 2,250,000 shares offered at an initial public offering price of $10.50 per share. This information should be read in conjunction with our consolidated financial statements and the notes relating to such statements appearing elsewhere in this prospectus. This information is based on the number of shares of common stock outstanding on March 28, 1999. It excludes:

    - 379,376 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $3.89 per share;

    - 45,000 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $7.20 per share; and

    - 244,562 shares available for issuance under our stock option plans.

    - Since March 28, 1999, we have granted options exercisable into 192,000 shares at a weighted average exercise price of $10.00 per share and 7,544 shares became available for issuance upon employee forfeitures. In addition, 2,120 shares were issued upon exercise of options subsequent to March 28, 1999.

                                                                              MARCH 28, 1999
                                                                          ----------------------
                                                                           ACTUAL    AS ADJUSTED
                                                                          ---------  -----------
                                                                          (DOLLARS IN THOUSANDS)
Long-term debt, less current portion....................................  $     928   $      --
                                                                          ---------  -----------
Redeemable convertible preferred stock:
  $0.001 par value, 3,410,242 shares authorized on an actual basis;
    3,338,138 shares issued and outstanding on an actual basis; and no
    shares authorized, issued and outstanding on an as adjusted basis...     17,782          --
Stockholders' equity:
  Convertible preferred stock, $0.001 par value, 1,973,395 shares authorized on an actual basis; 1,924,747 shares issued and outstanding on an actual basis; no shares authorized, issued and
    outstanding on an as adjusted basis.................................          2          --
  Preferred stock, $0.001 par value, no shares authorized, issued and outstanding on an actual basis; 5,000,000 shares authorized on an as adjusted basis; no shares issued and outstanding on an as adjusted
    basis...............................................................         --          --
  Common stock, $0.001 par value, 7,298,725 shares authorized on an actual basis; 1,051,062 shares issued and outstanding on an actual basis; 75,000,000 shares authorized on as adjusted basis; 8,603,502
    shares issued and outstanding on an as adjusted basis...............          1           9
  Additional paid-in capital............................................          3      39,025
  Deferred compensation.................................................         39          39
  Accumulated other comprehensive income................................         11          11
  Retained earnings.....................................................         85          85
                                                                          ---------  -----------
    Total stockholders' equity..........................................        141      39,169
                                                                          ---------  -----------
                                                                          ---------  -----------
    Total capitalization................................................  $  18,851   $  39,169
                                                                          ---------  -----------
                                                                          ---------  -----------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 29, 1996, December 28, 1997 and December 27, 1998, and the consolidated balance sheet data at December 28, 1997 and December 27, 1998 are derived from our consolidated financial statements which have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the two years ended December 31, 1994 and 1995, and the consolidated balance sheet data at December 31, 1994 and 1995 and December 29, 1996 are derived from audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the three months ended March 29, 1998 and March 28, 1999 and the consolidated balance sheet data at March 28, 1999 have been derived from the unaudited financial statements included elsewhere in this prospectus that have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future and results for interim periods are not necessarily indicative of results for the entire year.

                                                                                                             THREE MONTHS ENDED
                                                                      FISCAL                             --------------------------
                                           ------------------------------------------------------------   MARCH 29,     MARCH 28,
                                              1994        1995        1996         1997         1998         1998          1999
                                           ----------  ----------  ----------    ---------   ----------  ------------  ------------
                                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Sales..................................  $   11,837  $   14,811  $   19,523    $  29,704   $   44,699  $      9,217  $     14,383
  Costs and expenses:
    Cost of sales........................       2,988       3,587       5,068        8,659       13,074         2,671         4,247
    Restaurant labor, occupancy and
      other..............................       6,535       8,141      10,441       15,639       22,616         4,895         7,254
    General and administrative
      expenses...........................       2,073       2,596       3,176        4,253        6,148         1,428         2,075
    Depreciation and amortization........         349         478         735        1,259        1,946           426           641
    Pre-opening expenses.................          --          --          18          271          319            51            94
    Loss on asset impairment.............          --          --          --          387           --            --            --
                                           ----------  ----------  ----------    ---------   ----------  ------------  ------------
  Operating income (loss)................        (108)          9          85         (764)         596          (254)           72
  Other income (expense):
    Interest income (expense), net.......        (109)        (58)         17          (75)         268            79             7
    Miscellaneous income (expense).......          63         111           1           (6)         (10)            2            --
    Gain (loss) on disposal/sale of
      property...........................        (100)          2          (2)         (56)          (5)            6            (4)
                                           ----------  ----------  ----------    ---------   ----------  ------------  ------------
      Total other income (expense).......        (146)         55          16         (137)         253            87             3
                                           ----------  ----------  ----------    ---------   ----------  ------------  ------------
  Income (loss) before income taxes......        (254)         64         101         (901)         849          (167)           75
  Income tax benefit (expense)...........          99         (48)        (29)         (99)          66           (13)          (30)
                                           ----------  ----------  ----------    ---------   ----------  ------------  ------------
  Net income (loss)......................  $     (155) $       16  $       72    $  (1,000)  $      915  $       (180) $         45
                                           ----------  ----------  ----------    ---------   ----------  ------------  ------------
                                           ----------  ----------  ----------    ---------   ----------  ------------  ------------

  Net income (loss) attributable to
    common stockholders..................  $     (155) $      (39) $        3    $  (1,095)  $      568  $       (267) $        (41)
                                           ----------  ----------  ----------    ---------   ----------  ------------  ------------
                                           ----------  ----------  ----------    ---------   ----------  ------------  ------------
  Net income (loss) per share
    Basic................................  $    (0.15) $    (0.04) $       --    $   (1.08)  $     0.55  $      (0.26) $      (0.04)
    Diluted..............................       (0.15)      (0.04)         --        (1.08)        0.14         (0.26)        (0.04)
  Shares used in computing net income
    (loss) per share
    Basic................................       1,000       1,000       1,008        1,010        1,033         1,013         1,050
    Diluted..............................       1,000       1,000       1,026        1,010        6,418         1,013         1,050
  Pro forma net income per share, basic
    and diluted..........................                                                    $     0.14                $       0.01
  Shares used in computing pro forma net
    income per share
    Basic................................                                                         6,336                       6,352
    Diluted..............................                                                         6,457                       6,618

                                                                                    FISCAL                             ------------
                                                         ------------------------------------------------------------   MARCH 28,
                                                            1994        1995        1996         1997         1998         1999
                                                         ----------  ----------  ----------    ---------   ----------  ------------
                                                                             (IN THOUSANDS, EXCEPT SHARE DATA)

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................  $       53  $    1,004  $      633    $     866   $      786  $      1,124
Total assets...........................................       3,799       7,813      13,375       23,054       25,752        25,435
Long-term debt, including current portion..............       1,285       1,923       2,483        2,562        1,856         1,671
Redeemable convertible preferred stock.................          --       3,171       7,550       17,003       17,695        17,782
Total stockholders' equity (deficit)...................       1,130       4,317       8,474         (141)         196           141

------------------------

    Please see the consolidated financial statements and related notes appearing elsewhere in this prospectus for the determination of number of shares used in computing basic and diluted net income (loss) per share.

    Net income (loss) attributable to common stockholders includes the effect of the accretion on the redeemable convertible preferred stock which reduces net income (loss) attributable to common stockholders for the related periods. Net income attributable to common stockholders for the fiscal 1998 diluted earnings per share calculation is $915,000. The difference from the basic calculation is due to the reversal of the accretion on the redeemable convertible preferred stock as such stock is assumed to be converted to common stock for purposes of the diluted calculation.

    Net income for fiscal year 1998 was favorably impacted by the reversal of a $452,000 deferred tax asset allowance that was previously provided for in fiscal year 1997. We eliminated the valuation allowance in 1998 due to our belief that current year activity made realization of such benefit more likely than not.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We opened our first high-quality, quick-service Mexican restaurant in 1983, and grew steadily through 1994, at which time we operated 17 units. We accelerated the number of restaurant openings in recent years, going from six new restaurants opened in 1995 to 16 in 1998. We continue to accelerate the number of restaurant openings, with 20 additional units to be opened in 1999 and 36 new units planned in 2000. We have opened eight new restaurants so far in 1999.

    As a result of our rapid expansion, period to period comparisons of our financial results may not be meaningful. When a new unit opens, it will typically incur higher than normal levels of food and labor costs until new personnel gain experience. Hourly labor schedules are gradually adjusted downward during the first three months of a restaurant opening, in order to reach operating efficiencies similar to those at established units. In calculating comparable restaurant sales, we introduce a restaurant into our comparable restaurant base once it has been in operation for 15 calendar months.

    Throughout our history, we have sought to evolve our concept and menu in order to meet the changing needs and taste preferences of our guests. From January through April 1997, we modified our restaurant concept to include a broader menu selection and updated our restaurant decor. To reflect these additions and improvements in our concept, we changed our name to "Rubio's Baja Grill, Home of the Fish Taco" from "Rubio's, Home of the Fish Taco." During this time we added and deleted various menu items, upgraded other menu items and increased prices on selected items. We believe that this concept modification was a critical factor influencing the comparable restaurant sales increases of 18.0% reported in 1997 and 10.4% reported in 1998. Since the spring of 1997, our sales and costs reflect these higher quality, higher cost and higher priced menu items and may not be comparable to historical comparable period results.

    In conjunction with the modification of our restaurant concept, we increased our marketing expenditures from $515,000 in 1996 to $1.1 million in 1997 and $1.4 million in 1998. In particular, we increased media spending and, we believe, used this medium more efficiently to augment growth in our sales base. We believe our restaurant sales are favorably impacted by radio and television advertising and that this advertising helped to contribute to the comparable restaurant sales increases in both 1997 and 1998.

    Sales represents gross sales less sales taxes, coupons and other discounts. Cost of sales is composed of food, beverage and paper supply expenses. Components of restaurant labor, occupancy and other expenses include direct hourly and management wages, bonuses, fringe benefit costs, rent and other occupancy costs, advertising and promotion, operating supplies, utilities, maintenance and repairs and other operating expenses.

    General and administrative expenses include all corporate and administrative functions that support existing operations and provide infrastructure to facilitate our future growth. Components of this category include management, supervisory and staff salaries and employee benefits, travel, information systems, training, corporate rent and professional and consulting fees.

    Pre-opening costs, which are expensed as incurred, consist of the costs of hiring and training the initial workforce, travel, the cost of food used in training, the cost of the initial stocking of operating supplies and other direct costs related to the opening.

    We have leased all of our facilities, except for one building, in order to minimize the cash investment associated with each unit. The majority of our leases are for 10-year terms and include options to extend the terms. The majority of our leases also include both fixed rate and percentage-of-sales rent provisions.

    We use a 52- or 53-week fiscal year ending on the Sunday nearest December
31. Fiscal years 1996, 1997 and 1998 each consisted of 52 weeks. The three-month periods ended March 29, 1998 and March 28, 1999 each consisted of 13 weeks.

RESULTS OF OPERATIONS

    Our operating results, expressed as a percentage of sales, were as follows:

                                                                                                 THREE MONTHS ENDED
                                                                         FISCAL               ------------------------
                                                             -------------------------------   MARCH 29,    MARCH 28,
                                                               1996       1997       1998        1998         1999
                                                             ---------  ---------  ---------  -----------  -----------
Sales......................................................      100.0%     100.0%     100.0%      100.0%       100.0%
Costs and expenses:
  Cost of sales............................................       26.0       29.2       29.2        29.0         29.5
  Restaurant labor, occupancy and other....................       53.5       52.6       50.6        53.1         50.4
  General and administrative expenses......................       16.3       14.3       13.8        15.5         14.4
  Depreciation and amortization............................        3.8        4.2        4.4         4.6          4.5
  Pre-opening expenses.....................................        0.1        0.9        0.7         0.6          0.7
  Loss on asset impairment.................................         --        1.3         --          --           --
                                                             ---------  ---------  ---------       -----        -----
Operating income (loss)....................................        0.3       (2.5)       1.3        (2.8)         0.5
Other income (expense):
  Interest income (expense), net...........................        0.1       (0.3)       0.6         0.9           --
  Miscellaneous income (expense)...........................         --         --         --          --           --
  Gain (loss) on disposal/sale of property.................         --       (0.2)        --         0.1           --
                                                             ---------  ---------  ---------       -----        -----
    Total other income (expense)...........................        0.1       (0.5)       0.6         1.0           --
                                                             ---------  ---------  ---------       -----        -----
Income (loss) before income taxes..........................        0.4       (3.0)       1.9        (1.8)         0.5
Income tax (expense) benefit...............................         --       (0.3)       0.1        (0.1)        (0.2)
                                                             ---------  ---------  ---------       -----        -----
Net income (loss)..........................................        0.4%      (3.3)%       2.0%       (1.9 )%        0.3%
                                                             ---------  ---------  ---------       -----        -----
                                                             ---------  ---------  ---------       -----        -----

    QUARTER ENDED MARCH 28, 1999 COMPARED TO THE QUARTER ENDED MARCH 29, 1998

    Results of operations reflect a full quarter of operations for 59 restaurants and 43 restaurants for the quarters ended March 28, 1999 and March 29, 1998, respectively. Results of operations also reflect a partial quarter of operations for five and three restaurants for the quarters ended March 28, 1999 and March 29, 1998, respectively. Net income for the three months ended March 31, 1999 was $45,000 as compared to a net loss of $180,000 in the same period in 1998. Net loss attributable to common stockholders for the first quarter of 1999 was $41,000 as compared to a net loss of $267,000 in the same period during 1998. The factors contributing to these results are discussed below.

    SALES. Sales increased $5.2 million, or 56.5%, to $14.4 million in the first quarter of 1999 from $9.2 million in the first quarter of 1998. This increase was principally due to the realization of a full quarter of operations from the 16 units opened in 1998 resulting in sales of $3.5 million in the first quarter of 1999 and $608,000 in sales derived from the five units opened in 1999, along with a comparable unit sales increase of $1.1 million, or 13.7%. The comparable unit sales increase was driven by the success of a 99-cent fish taco radio promotion in the first quarter of 1999, combined with slightly weaker sales in 1998 as a result of poor weather related to El Nino. We also introduced a price increase of approximately 1.5% at the beginning of 1999.

    COST OF SALES. Cost of sales as a percentage of sales increased to 29.5% in 1999 from 29.0% in 1998 primarily due to increases in the cost of food items.

    RESTAURANT LABOR, OCCUPANCY AND OTHER. Restaurant labor, occupancy and other decreased as a percentage of sales to 50.4% in 1999 from 53.1% in 1998. This reduction was due primarily to lower labor, minimum rent and other fixed unit operating expenses as a result of the efficiencies associated with increased unit sales.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $2.1 million in the first quarter of 1999 from $1.4 million in the first quarter of 1998. The increase is principally due to $182,000 in accrued executive bonus expense resulting from our strong first quarter performance, $131,000 in salaries and benefits related to the hiring of additional corporate employees and field management personnel required to support and manage unit expansion, $93,000 in management recruiting costs, and $242,000 in other corporate level expenses related to our business growth. General and administrative expenses decreased as a percentage of sales to 14.4% in the first quarter of 1999 from 15.5% in the first quarter of 1998 primarily due to our expanding revenue base.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $641,000 in the first quarter of 1999 from $426,000 in 1998. The increase was primarily due to the additional depreciation on the new units opened during 1998 and during the first quarter of 1999.

    PRE-OPENING EXPENSES. Pre-opening expenses increased to $94,000 in the first quarter of 1999 from $51,000 in the first quarter of 1998 primarily due to the increase in unit openings to five in the first quarter of 1999 compared to three in the first quarter of 1998.

    INTEREST INCOME (EXPENSE), NET. Net interest income decreased to $7,000 in the first quarter of 1999 from $79,000 in net interest income in the first quarter of 1998. This decrease is primarily due to a decrease in cash available for investing, which resulted in a decline of interest income to $63,000 in the first quarter of 1999 from $137,000 in the first quarter of 1998. The decrease in cash available to generate interest income resulted from the use of these funds for the development of new restaurants.

    INCOME TAXES. The provision for income taxes in the first quarter of 1999 and 1998 is based on the annual effective tax rate applied to the respective quarter's pretax book income (loss). The 40% tax rate applied in the first quarter of 1999 comprises the federal and state statutory rates based on the estimated annual effective rate for 1999. The 7.8% tax rate applied in the first quarter of 1998 is primarily a result of the recognition of 1997 net deferred tax assets previously valued, due to fiscal 1998 net income and the future realizability of such net deferred tax assets.

    YEAR ENDED DECEMBER 27, 1998 COMPARED TO YEAR ENDED DECEMBER 28, 1997

    Results of operations reflect a full year of operations of 43 restaurants and 31 restaurants for the years ended December 27, 1998 and December 28, 1997, respectively. Results of operations also reflect partial year of operations of 16 restaurants and 12 restaurants for the years ended December 27, 1998 and December 28, 1997, respectively. Net income in 1998 was $915,000 as compared to a net loss of $1,000,000 in 1997. Net income attributable to common stockholders for 1998 was $568,000 as compared to a net loss of $1,095,000 in 1997. Net income for fiscal year 1998 was favorably impacted by the reversal of a $452,000 deferred tax asset allowance that was previously provided for in fiscal year 1997. The factors contributing to these results are discussed below.

    SALES. Sales increased $15.0 million, or 50.5%, to $44.7 million in 1998 from $29.7 million in 1997. This increase was principally due to $6.4 million in sales generated by a full year of operations from 12 units opened in 1997 and $5.7 million in sales derived from the 16 units opened in 1998, along with a comparable unit sales increase of $2.8 million, or 10.4%. The comparable unit sales increase was driven both by the momentum generated by the Baja Grill concept, as well as the success of the lobster burrito promotion, which took place from June through September 1998. We also introduced a price increase of approximately 1.5% at the beginning of 1998.

    COST OF SALES. Cost of sales as a percentage of sales remained constant at 29.2% in 1998 and 1997.

    RESTAURANT LABOR, OCCUPANCY AND OTHER. Restaurant labor, occupancy and other decreased as a percentage of sales to 50.6% in 1998 from 52.6% in 1997. This reduction was due primarily to lower labor, minimum rent and other fixed unit operating expenses as a percentage of sales as a result of the efficiencies associated with increased unit sales. In addition, there were non-recurring expenses incurred in 1997, related to the modification of our restaurant concept. These one-time expenses included higher levels of hourly employee training and operating supplies, resulting in higher 1997 total expenses in this category.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $6.1 million in 1998 from $4.3 million in 1997, primarily due to $1.0 million in salary and benefits related to the hiring of additional corporate employees and field management required to support and manage unit expansion, $296,000 related to a senior management bonus expense incurred in 1998 which was not incurred in 1997, and $586,000 in other corporate level expenses related to our business growth. General and administrative expenses decreased as a percentage of sales to 13.8% in 1998 from 14.3% in 1997 primarily due to our expanding revenue base.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $1.9 million in 1998 from $1.3 million in 1997. The increase was primarily due to the additional depreciation on the 16 new units opened during 1998.

    PRE-OPENING EXPENSES. Pre-opening expenses increased to $319,000 in 1998 from $271,000 in 1997 primarily due to the increase in unit openings in 1998 to 16 from 12 in the prior period.

    LOSS ON ASSET IMPAIRMENT. There was no loss on asset impairment in 1998. Loss on asset impairment of $387,000 in 1997 reflects the difference between the carrying value and the estimated fair value of the assets of one restaurant location.

    INTEREST INCOME (EXPENSE), NET. Net interest income increased to $268,000 in 1998 from $75,000 in net interest expense in 1997. This increase was primarily due to an increase in interest income from $188,000 in 1997 to $521,000 in 1998 resulting from interest and other investment income associated with the investment of the net proceeds from our $10.1 million preferred stock private placement in November 1997.

    INCOME TAXES. The provision (benefit) for income taxes in 1998 and 1997 is based on the approximate tax rate applied to the respective year's pre-tax book income (loss). The 7.8% tax benefit applied in 1998 is primarily a result of the recognition of prior year net deferred tax assets previously valued, due to the current year net income and the future realizability of such net deferred tax assets.

    YEAR ENDED DECEMBER 28, 1997 COMPARED TO YEAR ENDED DECEMBER 29, 1996

    Results of operations reflect a full year of operations of 31 restaurants and 23 restaurants for the years ended December 28, 1997 and December 29, 1996, respectively. Results of operations also reflect a partial year of operations of 12 restaurants and eight restaurants for the years ended December 28, 1997 and December 29, 1996, respectively. Net loss in 1997 was $1,000,000 as compared to net income of $72,000 in 1996. Net loss attributable to common stockholders for 1997 was $1,095,000 as compared to net income of $3,000 in 1996. The factors contributing to these results are discussed below.

    SALES. Sales increased $10.2 million, or 52.1%, to $29.7 million in 1997 from $19.5 million in 1996. This increase was principally due to $3.1 million in sales generated by a full year of operations from eight units opened in 1996 and $3.9 million in sales derived from the 12 units opened in 1997, along with a comparable unit sales increase of $3.2 million or 18.0% driven primarily by the modification to the Baja Grill concept and related promotional campaigns.

    COST OF SALES. Cost of sales as a percentage of sales increased to 29.2% in 1997 from 26.0% in 1996, primarily due to the modification to the Baja Grill concept. The new menu items offered with the Baja Grill menu, particularly those containing chargrilled chicken and steak, reflect higher food cost percentages than items replaced or retained from the previous menu.

    RESTAURANT LABOR, OCCUPANCY AND OTHER. Restaurant labor, occupancy and other decreased as a percentage of sales to 52.6% in 1997 from 53.5% in 1996. This reduction was due primarily to a decrease in unit minimum rent as a percentage of sales resulting from our expanding revenue base.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $4.3 million in 1997 from $3.2 million in 1996, primarily due to $697,000 in salaries and benefits related to the hiring of additional corporate employees and field management personnel required to support and manage unit expansion and $384,000 in other corporate level expenses related to our business growth. General and administrative expenses decreased as a percentage of sales to 14.3% in 1997 from 16.3% in 1996 due primarily to our expanding revenue base.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $1.3 million in 1997 from $735,000 in 1996. This $524,000 increase was primarily due to the additional depreciation on the 12 new units opened during 1997 as well as the depreciation of the fixed assets purchased in conjunction with the modification to the Baja Grill concept.

    PRE-OPENING EXPENSES. Pre-opening expenses increased to $271,000 in 1997 from $18,000 in 1996 primarily due to the increase in unit openings in 1997 to 12 from eight in the prior period. Prior to the third quarter of 1996, we did not report pre-opening expenses separately from recurring restaurant expense categories on our income statement.

    LOSS ON ASSET IMPAIRMENT. Loss on asset impairment of $387,000 in 1997 reflects the difference between the carrying value and the estimated fair value of the assets of one restaurant location.

    GAIN (LOSS) ON DISPOSAL/SALE OF PROPERTY. The $56,000 loss on the sale of property in 1997 resulted primarily from the disposal of assets in conjunction with the modification of units to the Baja Grill concept.

    INTEREST INCOME (EXPENSE), NET. Net interest expense increased to $75,000 in 1997 from $17,000 in net interest income in 1996. This decrease was primarily due to less cash invested in short-term instruments. This net reduction in interest was offset by an increase in borrowing related to the new restaurant financings.

    INCOME TAXES. The provision for income taxes in 1997 and 1996 is based on the approximate tax rate applied to each year's pretax book income. The 1997 provision for income tax was adjusted by a valuation allowance equal to the net deferred tax asset due to uncertainty as to its realization.

QUARTERLY RESULTS

    The following tables set forth unaudited quarterly information for the last nine quarters. This quarterly information has been prepared on a basis consistent with the audited consolidated financial statements and, we believe, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information shown. Our quarterly operating results may fluctuate significantly as a result of a variety of factors and operating results for any quarter are not necessarily indicative of results for a full fiscal year.

                                                           FISCAL 1997
                                        --------------------------------------------------
                                           FIRST       SECOND        THIRD       FOURTH
                                          QUARTER      QUARTER      QUARTER      QUARTER
                                        -----------  -----------  -----------  -----------
                                                           (UNAUDITED)
                                           (IN THOUSANDS, EXCEPT NUMBER OF RESTAURANTS)
Sales.................................   $   6,143    $   7,449    $   8,162    $   7,950
Costs and expenses:
  Cost of sales.......................       1,761        2,208        2,341        2,349
  Restaurant labor, occupancy and
    other.............................       3,361        3,906        4,032        4,340
  General and administrative
    expenses..........................       1,003        1,149        1,036        1,065
  Depreciation and amortization.......         235          312          332          380
  Pre-opening expenses................          26           40           47          158
  Loss on asset impairment............          --           --           --          387
                                        -----------  -----------  -----------  -----------
    Operating income (loss)...........        (243)        (166)         374         (729)
Other income (expense):
  Interest income (expense), net......          (1)         (31)         (42)          (1)
  Miscellaneous income (expense)......          --           --           (3)          (3)
  Gain (loss) on disposal/sale of
    property..........................         (45)         (11)           1           (1)
                                        -----------  -----------  -----------  -----------
  Total other income (expense)........         (46)         (42)         (44)          (5)
                                        -----------  -----------  -----------  -----------
Income (loss) before income taxes.....        (289)        (208)         330         (734)
Income tax benefit (expense)..........         (31)         (23)          36          (81)
                                        -----------  -----------  -----------  -----------
  Net income (loss)...................   $    (320)   $    (231)   $     366    $    (815)
                                        -----------  -----------  -----------  -----------
                                        -----------  -----------  -----------  -----------

Number of restaurants at end of
  period..............................          33           35           38           43

                                                             FISCAL 1998                       FISCAL 1999
                                        -----------------------------------------------------  -----------
                                            FIRST         SECOND        THIRD       FOURTH        FIRST
                                           QUARTER        QUARTER      QUARTER      QUARTER      QUARTER
                                        -------------   -----------  -----------  -----------  -----------

Sales.................................  $      9,217     $  10,907    $  12,935    $  11,640    $  14,383
Costs and expenses:
  Cost of sales.......................         2,671         3,180        3,832        3,390        4,247
  Restaurant labor, occupancy and
    other.............................         4,895         5,433        6,217        6,071        7,254
  General and administrative
    expenses..........................         1,428         1,488        1,674        1,558        2,075
  Depreciation and amortization.......           426           482          495          543          641
  Pre-opening expenses................            51            42           80          146           94
  Loss on asset impairment............            --            --           --           --           --
                                              ------    -----------  -----------  -----------  -----------
    Operating income (loss)...........          (254)          282          637          (68)          72
Other income (expense):
  Interest income (expense), net......            79            51           54           83            7
  Miscellaneous income (expense)......             2            (9)          (1)          (2)          --
  Gain (loss) on disposal/sale of
    property..........................             6            (2)          (2)          (7)          (4)
                                              ------    -----------  -----------  -----------  -----------
  Total other income (expense)........            87            40           51           74            3
                                              ------    -----------  -----------  -----------  -----------
Income (loss) before income taxes.....          (167)          322          688            6           75
Income tax benefit (expense)..........           (13)           25           54           --          (30)
                                              ------    -----------  -----------  -----------  -----------
  Net income (loss)...................  $       (180)    $     347    $     742    $       6    $      45
                                              ------    -----------  -----------  -----------  -----------
                                              ------    -----------  -----------  -----------  -----------
Number of restaurants at end of
  period..............................            46            49           52           59           64

    Our operating results for the nine fiscal quarters expressed as a percentage of sales were as follows:

                                                           FISCAL 1997
                                        --------------------------------------------------
                                           FIRST       SECOND        THIRD       FOURTH
                                          QUARTER      QUARTER      QUARTER      QUARTER
                                        -----------  -----------  -----------  -----------
Sales.................................       100.0%       100.0%       100.0%       100.0%
Costs and expenses:
  Cost of sales.......................        28.7         29.6         28.7         29.5
  Restaurant labor, occupancy and
    other.............................        54.7         52.4         49.4         54.6
  General and administrative
    expenses..........................        16.3         15.4         12.7         13.4
  Depreciation and amortization.......         3.8          4.2          4.1          4.8
  Pre-opening expenses................         0.4          0.5          0.6          2.0
  Loss on asset impairment............          --           --           --          4.9
                                             -----        -----        -----        -----
  Operating income (loss).............        (3.9)        (2.1)         4.5         (9.2)
Other income (expense):
  Interest income (expense), net......          --         (0.4)        (0.5)          --
  Miscellaneous income (expense)......          --           --           --           --
  Gain (loss) on disposal/sale of
    property..........................        (0.7)        (0.1)          --           --
                                             -----        -----        -----        -----
  Total other income (expense)........        (0.7)        (0.5)        (0.5)          --
                                             -----        -----        -----        -----
Income (loss) before income taxes.....        (4.6)        (2.6)         4.0         (9.2)
Income tax benefit (expense)..........        (0.5)        (0.3)         0.4         (1.0)
                                             -----        -----        -----        -----
Net income (loss).....................        (5.1)%       (2.9 )%        4.4%      (10.2)%
                                             -----        -----        -----        -----
                                             -----        -----        -----        -----

                                                             FISCAL 1998                       FISCAL 1999
                                        -----------------------------------------------------  -----------
                                            FIRST         SECOND        THIRD       FOURTH        FIRST
                                           QUARTER        QUARTER      QUARTER      QUARTER      QUARTER
                                        -------------   -----------  -----------  -----------  -----------
Sales.................................         100.0%        100.0%       100.0%       100.0%       100.0%
Costs and expenses:
  Cost of sales.......................          29.0          29.2         29.6         29.1         29.5
  Restaurant labor, occupancy and
    other.............................          53.1          49.8         48.1         52.2         50.4
  General and administrative
    expenses..........................          15.5          13.6         12.9         13.4         14.4
  Depreciation and amortization.......           4.6           4.4          3.8          4.7          4.5
  Pre-opening expenses................           0.6           0.4          0.6          1.2          0.7
  Loss on asset impairment............            --            --           --           --           --
                                               -----         -----        -----        -----        -----
  Operating income (loss).............          (2.8)          2.6          5.0         (0.6)         0.5
Other income (expense):
  Interest income (expense), net......           0.9           0.5          0.4          0.7           --
  Miscellaneous income (expense)......            --          (0.1)          --           --           --
  Gain (loss) on disposal/sale of
    property..........................           0.1            --           --           --           --
                                               -----         -----        -----        -----        -----
  Total other income (expense)........           1.0           0.4          0.4          0.7           --
                                               -----         -----        -----        -----        -----
Income (loss) before income taxes.....          (1.8)          3.0          5.4          0.1          0.5
Income tax benefit (expense)..........          (0.1)          0.2          0.4           --         (0.2)
                                               -----         -----        -----        -----        -----
Net income (loss).....................          (1.9 )%        3.2%         5.8%         0.1%         0.3%
                                               -----         -----        -----        -----        -----
                                               -----         -----        -----        -----        -----

    Historically, we have experienced seasonal variability in our quarterly operating results with higher sales per restaurant in the second and third quarters than in the first and fourth quarters. The higher sales in the second and third quarters affect profitability by reducing the impact of our restaurants' fixed and semi-fixed costs, as well as through increased revenues. This seasonal impact on our operating results is expected to continue.

INFLATION

    Components of our operations subject to inflation include food, beverage, lease and labor costs. Our leases require us to pay taxes, maintenance, repairs, insurance and utilities, all of which are subject to inflationary increases. We believe inflation has not had a material impact on our results of operations in recent years.

LIQUIDITY AND CAPITAL RESOURCES

    We have funded our capital requirements in recent years through cash flow from operations, private placements of preferred stock and bank debt. We generated $4.2 million in cash flow from operating activities in 1998, $2.0 million in 1997 and $1.4 million in 1996. From 1995 through 1997, we raised approximately $16.8 million, net of financing costs, from the sale of preferred stock. We have also financed our capital requirements through bank borrowings. As of March 28, 1999, the balance outstanding under our term loan agreement with BankBoston, N.A. was approximately $1.7 million. On April 1, 1999 the loan agreement was amended to provide for the outstanding balance to bear interest at the lesser of (1) LIBOR adjusted by the statutory reserve rate plus 3.0%, or (2) the greater of the bank's base rate plus 0.75% or the Federal Funds Effective Rate plus 1.5%. In addition, we have a $7.5 million line of credit agreement with BankBoston, which bears interest at the same rate as the term loan. As of April 9, 1999, there was approximately $1.0 million outstanding under this agreement.

    Our principal financial needs arise from the development and opening of new units. We incurred capital expenditures of approximately $6.9 million during 1998, of which $6.6 million was for new unit openings. In 1997 we incurred approximately $6.4 million in capital expenditures, of which $5.0 million was for new unit openings and $1.0 million for the modification to the Baja Grill concept. In 1996, we incurred $3.0 million in capital expenditures, of which $2.6 million was for new unit openings.

    Total capital expenditures in 1999 are expected to be approximately $11.7 million, of which approximately $10.0 million is expected to be invested in the opening of new restaurants. Approximately $2.6 million of this was incurred in the first quarter. We plan to open 28 units in 1999, and 36 units in 2000. We expect that future locations will generally cost approximately $360,000 per unit net of landlord allowances and excluding pre-opening expenses. Pre-opening expenses are expected to average approximately $20,000 per restaurant.

    We lease restaurant and office facilities and real property under operating leases expiring through 2013. As of the date of this prospectus, our future minimum lease payments for our headquarters and restaurants are as follows: $4.4 million in 1999, $5.0 million in 2000, $5.0 million in 2001, $4.9 million in 2002, and $4.9 million in 2003 and $19.4 million thereafter.

    We believe that the proceeds from this offering, together with anticipated cash flow from operations and funds anticipated to be available from a credit facility, will be sufficient to satisfy our working capital and capital expenditure requirements for at least the next 12 months. We plan to incur substantial costs over the near term in connection with our expansion program. Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses, potential acquisitions or other events may cause us to seek additional financing sooner than anticipated. Additional financing may not be available on acceptable terms, or at all. Failure to obtain additional financing as needed could have a material adverse effect on our business and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our market risk exposures are related to our cash, cash equivalents and investments. We invest our excess cash in highly liquid short-term investments with maturities of less than one year and U.S. Treasury notes and mortgage-backed securities with maturities in excess of one year. We do not feel these are a significant market risk.

YEAR 2000 READINESS DISCLOSURE

    Historically, most computer databases, as well as embedded microprocessors in computer systems and industrial equipment, were designed with date data using only two digits of the year. Most computer programs, computers and embedded microprocessors controlling equipment were programmed to assume that all two digit dates were preceded by "19," causing "00" to be interpreted as the year 1900. This formerly common practice now could result in a computer system or embedded microprocessor which fails to recognize properly a year that begins with "20," rather than "19." This in turn could result in computer system miscalculations or failures, as well as failures of equipment controlled by date sensitive microprocessors, and is generally referred to as the "year 2000" issue.

    OUR STATE OF YEAR 2000 READINESS

    We have reviewed both our information technology and our non-information technology systems to determine whether they are year 2000 compliant. We have not identified any material systems which are not year 2000 compliant. We have initiated formal communications with all significant supplier and service providers to determine the extent to which we are vulnerable to those third parties' failures to solve their year 2000 problem. We have received written assurances of year 2000 compliance from a majority of the third parties with whom we have relationships, including our point-of-sale, payroll, and credit card service providers. Testing and replacement of all systems is scheduled to be completed by July 1, 1999. We intend to continue to make efforts to ensure that third parties with whom we have relationships are year 2000 compliant.

    THE COSTS TO ADDRESS OUR YEAR 2000 ISSUES

    We estimate that we have incurred costs of less than $25,000 to date in connection with our year 2000 plan. We currently estimate the total costs of completing our year 2000 plan, including costs incurred to date, to be less than $50,000. This estimate is based on currently available information and will be updated as we continue our assessment of third-party relationships, proceed with our testing and implementation and design contingency plans.

    THE RISKS OF OUR YEAR 2000 ISSUES

    If any information technologies or embedded microprocessor technology systems critical to our operations have been overlooked, there could be a material adverse effect on our business or results of operations of a magnitude which we have not yet fully analyzed. If the vendors of most important goods and services or the suppliers of our necessary energy, telecommunications and transportation needs, fail to provide us with:

    - the materials and services which are necessary to produce, distribute and sell our products;

    - the electrical power and other utilities necessary to sustain our operations; or

    - reliable means of transporting supplies to our restaurants, such failure could affect our ability to sell product which could have a material adverse effect on our business or results of operations.

    OUR CONTINGENCY PLAN

    We are in the initial stages of developing a business contingency plan to address both unavoided and unavoidable year 2000 risks. This plan currently includes developing and maintaining relationships with several suppliers of services and products to mitigate a "worst case" scenario in which one or more of our suppliers are not year 2000 compliant. Although we expect to have the plan well-developed and costs of the plan estimated by July 31, 1999, enhancements and revisions will be continuously considered and implemented as appropriate.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We have not yet assessed the effect of this standard on our current reporting and disclosures.

    In April 1998, Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" was issued by the Accounting Standards Executive Committee. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998. We chose to early adopt this SOP for the fiscal year ended December 28, 1997. The adoption of this SOP did not have a material effect on our operations.

                                    BUSINESS

    THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

    We own and operate high-quality, quick-service Mexican restaurants that offer traditional Mexican cuisine combined with fresh seafood indicative of the Baja region of Mexico. Our restaurants are located predominately in the southwest region of the United States.

RUBIO'S BAJA GRILL CONCEPT

    The Rubio's Baja Grill concept successfully evolved from the original "Rubio's, Home of the Fish Taco" concept, which our co-founder Ralph Rubio first developed following his college spring break trips to the Baja peninsula of Mexico in the mid-1970s. Ralph opened the first Rubio's restaurant with his father, Rafael, over 16 years ago in the Mission Bay area of San Diego. Building on the success of our original "fish taco" concept, we later expanded our menu offerings and upgraded our store layout to appeal to a broader customer base. We seek to differentiate our restaurants by providing high-quality Mexican food in a quick-service environment. We believe the "Rubio's Baja Grill" concept is uniquely positioned between the quick-service and casual dining segments of the restaurant industry. The critical elements of our market positioning are as follows:

    - DISTINCTIVE, FRESH, HIGH-QUALITY FOOD. We seek to differentiate ourselves from other quick-service and fast food Mexican restaurants by offering high-quality products made-to-order using authentic regional Baja Mexican recipes. We have experienced a high degree of success to date developing distinctive and flavorful offerings that generate strong customer loyalty and are often described as "craveable." Our signature items include our Baja-style fish tacos as well as limited time promotions such as our lobster burrito and tequila shrimp burrito. Our menu is served at both lunch and dinner. It features a variety of other freshly prepared items, including tacos and burritos made with chargrilled chicken, steak, mahi mahi and shrimp, as well as grilled quesadillas. Freshly prepared salsas are offered at our complimentary salsa bar. Our menu also includes reduced fat "Healthmex" offerings and "Kid Pesky" meals designed for children.

    - CASUAL, FUN DINING EXPERIENCE. We strive to promote an enjoyable overall customer experience by creating a fun and relaxed setting in each of our restaurants. Unlike the generic decor of a typical fast food restaurant, our restaurants are designed to create an authentic personality capturing the relaxed, beach-like atmosphere of the Baja region of Mexico. Our design elements include colorful Mexican tiles, saltwater aquariums with tropical fish, Baja beach photos and tropical prints, surfboards on the walls and authentic palm-thatched patio umbrellas, or palapas, in most existing locations.

    - EXCELLENT DINING VALUE. Our restaurants offer guests high-quality food typically associated with sit-down, casual dining restaurants at quick-service prices. In addition to favorable prices, we offer the convenience and rapid delivery of a traditional quick-service format. We provide guests a clean and comfortable environment in which to enjoy their meal on site. We also offer guests the convenience of take-out service. We believe the strong value we deliver to our customers is critical to building strong repeat business and customer loyalty.

OUR BUSINESS STRATEGIES

    Our business objective is to become the leading high-quality, quick-service Mexican restaurant brand nationwide. In order to achieve our business objective, we have developed the following strategies:

    - CREATE A DISTINCTIVE CONCEPT AND BRAND. Our restaurants provide guests with a distinctive dining experience which, we believe, helps promote frequent visiting patterns and strong customer loyalty. We continue to focus on several key initiatives designed to enhance the performance of our existing restaurants and strengthen our brand identity. These initiatives include developing and expanding proprietary menu offerings such as the Baja-style fish taco, lobster burrito and "Baja Bowl," a flavorful combination of chargrilled steak or chicken served over rice and beans with fresh tomatoes, onions and cilantro. In addition, we focus on securing high-visibility, high-traffic store locations and promoting the awareness of our brand through comprehensive regional and local media campaigns. As a result of these initiatives, we experienced comparable store sales increases of 10.4% in 1998 and 18.0% in 1997.

    - ACHIEVE ATTRACTIVE RESTAURANT-LEVEL ECONOMICS. We believe that we have been able to achieve attractive operating results due to the broad appeal of our concept, careful site selection and cost-effective development, consistent application of our management and training programs and favorable product costs. We utilize centralized information and accounting systems which allow our management to monitor and control labor, food and other direct operating expenses, and provide them with timely access to financial and operating data. We believe we achieve a lower-than-average product cost compared to our competitors, due to the popularity of our fish items versus higher-cost items such as chicken and steak. We also believe that our culture and emphasis on training leads to a lower employee turnover ratio, and therefore higher productivity, compared to many of our competitors.

    - EXECUTE DISCIPLINED EXPANSION STRATEGY. We believe that our restaurant concept has broad national appeal and that, as a result, we have significant opportunities to expand our operations and generate attractive unit level economics. With the addition of selected senior management in operations, development, marketing and finance in 1996, we implemented an accelerated expansion strategy. Our current expansion plan calls for us to open 28 restaurants in 1999 and 36 restaurants in 2000. Through our rigorous site selection process and criteria developed by our real estate committee, we principally target high-traffic, high-visibility locations in urban and suburban markets with medium to high family income levels.

    - ENSURE HIGH-QUALITY GUEST EXPERIENCE. We strive to provide a consistent, high-quality guest experience in order to generate frequent visiting patterns and brand loyalty. To achieve this goal, we focus on creating a fun, team-like culture for our restaurant employees, which we believe fosters a friendly and inviting atmosphere for our guests. Through extensive training, experienced restaurant-level management and rigorous operational controls, we seek to ensure prompt, friendly and efficient service to our guests. Our commitment to making each guest's experience a consistently positive one is evidenced by Rubio's list of "House Rules", which is prominently displayed in each restaurant and defines the high level of quality and service our guests can expect from us. Overall, we design our concept to appeal to a broad variety of guests, including families, and believe the cleanliness of our facilities provides an additional advantage over many of our competitors.

UNIT ECONOMICS

    In 1998, the 43 units open the entire year generated on a per unit basis average sales of $901,000, average operating income of $148,000, or 16.4% of sales, and average cash flow of $183,000, or 20.3% of sales. Comparable restaurant sales increased 10.4% in 1998, following an 18.0% increase in 1997. In addition, comparable restaurant sales increased 13.7% in the first quarter of 1999, as compared to a 7.6% increase in the same period of 1998.

    We currently have 12 units open outside California. Of these, three units have over 12 months of operating results. These units generated average sales of $972,000 for the most recent 12 months, average operating income of $149,000, or 15.0% of sales, and average cash flow of $200,000 or 20.5% of sales. These results are not necessarily indicative of the results we will obtain in connection with the other units currently open, or those we may open in the future.

    We currently lease all of our restaurant locations with the exception of one owned building. We plan to continue to lease substantially all of our future restaurant locations in order to minimize the cash investment associated with each unit. Our site selection strategy is to locate our restaurants in high-profile, high-traffic locations, preferably on an end-cap location in line with other retail properties.

    Historically, the size of our restaurants has generally ranged from 1,800 to 3,000 square feet, excluding our smaller, food court locations. We expect the size of our future sites to range from 2,000 to 2,400 square feet. We intend to continue to develop restaurants that will require, on average, a total cash investment of approximately $380,000, including pre-opening expenses of $20,000.

EXISTING AND PROPOSED LOCATIONS

    The following table sets forth information about our existing and proposed units. We currently operate 27 restaurants in San Diego county, 28 restaurants in greater Los Angeles, which includes Los Angeles, Orange, San Bernardino and Riverside counties, six restaurants in Phoenix, Arizona, four restaurants in Las Vegas, Nevada and two restaurants in Denver, Colorado. In addition, we license our concept to other restaurant operators for three non-traditional locations at Qualcomm Stadium, the San Diego International Airport food court and the Del Mar Thoroughbred Club. Seven of the 20 units we plan to open in the balance of 1999 are under construction. We have signed leases for an additional 17 units. The majority of our units are in high-traffic retail centers, and are not stand-alone units.

                                                SQUARE
LOCATIONS                     DATE OPENED       FOOTAGE
-------------------------  -----------------  -----------
SAN DIEGO AREA
  Mission Bay............  January 1983            1,800
  San Diego State
    University...........  March 1986              1,300
  Pacific Beach..........  August 1987             1,800
  Point Loma.............  March 1988              2,995
  San Marcos.............  July 1988               1,900
  Chula Vista............  October 1988            2,262
  Encinitas..............  October 1989            3,250
  El Cajon...............  July 1990               3,000
  Kearny Mesa............  October 1990            2,900
  University Towne
    Centre...............  April 1991              1,992
  Solana Beach...........  May 1992                2,207
  Downtown San Diego.....  August 1992             2,100
  Carmel Mountain Ranch..  December 1993           2,262
  Mission Valley.........  August 1995             2,658
  Grossmont..............  December 1995           2,914
  La Jolla...............  February 1996           2,350
  San Diego Hall of
    Justice (Food
    Court)...............  June 1996                 619
  Carlsbad...............  October 1996            2,450
  Hillcrest..............  December 1996           2,650
  Vista..................  October 1997            2,000
  Mission Gorge..........  December 1997           2,352
  Rancho Bernardo........  March 1998              2,270
  Fashion Valley Food
    Court................  April 1998                870
  Rancho Del Rey.........  October 1998            2,000
  Rancho San Diego.......  January 1999            2,038
  Parkway Plaza..........  February 1999           2,685
  Del Mar................  April 1999              2,000
                           Under
  Oceanside..............  construction            2,480
                           Under
  Scripps Ranch..........  construction            2,000
  San Marcos (Restaurant
    Row).................  Lease signed            1,700
  Ramona.................  Lease signed            2,000
LOS ANGELES AREA
  Tustin.................  June 1991               2,397
  Irvine.................  August 1991             2,448
  Temecula...............  November 1994           2,916
  Costa Mesa.............  December 1994           2,201
  Laguna Niguel..........  May 1995                2,418
  Anaheim................  July 1995               2,985
  Encino.................  September 1995          2,673
  Irvine Spectrum (Food
    Court)...............  December 1995           1,350
  Manhattan Beach........  January 1996            3,600
  Santa Ana..............  February 1996           2,400
  Marina del Rey.........  October 1996            2,027
  La Habra...............  December 1996           2,000
  Cypress................  March 1997              2,070
  Belmont Shore..........  March 1997              2,114
  Mission Viejo..........  April 1997              2,322
  Cerritos...............  August 1997             1,752

                                                SQUARE
LOCATIONS                     DATE OPENED       FOOTAGE
-------------------------  -----------------  -----------
LOS ANGELES AREA
  (CONTINUED)
  Torrance...............  September 1997          2,500
  Ontario................  October 1997            2,160
  Rancho Cucamonga.......  November 1997           2,235
  San Clemente...........  February 1998           2,154
  Northridge.............  March 1998              2,180
  Villa Park.............  April 1998              2,120
  University of
    California Los
    Angeles (Food
    Court)...............  September 1998            960
  Yorba Linda............  November 1998           1,996
  The Block, Orange......  November 1998           2,000
  Riverside..............  December 1998           2,000
  Chino Hills............  December 1998           2,045
  Monrovia...............  April 1999              2,500
                           Under
  Long Beach.............  construction            1,372
                           Under
  Oxnard.................  construction            2,000
  Upland.................  Lease signed            1,879
  Brentwood..............  Lease signed            2,000
  Placentia..............  Lease signed            2,100
  West Covina............  Lease signed            2,000
  Fountain Valley........  Lease signed            2,272
  Foothill Ranch           Lease signed            2,008
PHOENIX AREA
  Ahwatukee..............  April 1997              2,000
  North Scottsdale.......  September 1997          2,400
  Gilbert................  May 1998                2,400
  North Phoenix..........  August 1998             2,435
  Agua Fria..............  November 1998           2,150
  Chandler...............  March 1999              2,100
                           Under
  Tucson (Ina)...........  construction            2,400
  Tucson (Campbell and     Under
    Glen)................  construction            2,000
  Tempe..................  Lease signed            2,000
  Peoria.................  Lease signed            2,000
  Mesa...................  Lease signed            2,200
LAS VEGAS AREA
  Henderson..............  December 1997           2,400
  Summerlin..............  August 1998             2,100
  The Lakes..............  December 1998           2,100
  Tenaya.................  January 1999            2,278
DENVER AREA
  Lone Tree..............  March 1999              2,200
  Belcaro................  April 1999              2,223
  Northglenn.............  Lease signed            2,300
  Highlands Ranch          Lease signed            2,300
SACRAMENTO, CALIFORNIA
  Sacramento (Natomas)...  Lease signed            2,000
  Rocklin                  Lease signed            2,100
SALT LAKE CITY, UTAH
                           Under
  Sugarhouse.............  construction            2,500
  Provo..................  Lease signed            2,236
  Taylorsville...........  Lease signed            2,700

EXPANSION AND SITE SELECTION

    We plan to open 28 units during 1999, eight of which have opened to date, and 36 units in 2000. Leases for 10 of the 36 units to be opened in 2000 have been signed. We opened our first unit outside of California in Phoenix, Arizona in April 1997. We currently operate a total of 12 units outside of California, including six in Arizona, four in Las Vegas and two in Denver. We are negotiating new leases in all of our current markets, in addition to Salt Lake City, Sacramento and Minneapolis.

    Our expansion strategy targets major metropolitan areas that have attractive demographic characteristics. Once a metropolitan area is selected, we identify viable trade areas that have high-traffic patterns, strong demographics, such as high density of white collar families, medium to high family incomes, high education levels, and density of both daytime employment and residential developments, limited competition within the trade area and strong retail and entertainment developments. Within a desirable trade area, we select sites that provide specific levels of visibility, accessibility, parking, co-tenancy and exposure to a large number of potential customers.

    We believe that the quality of our site selection criteria is critical to our continuing success. Therefore, our senior management team is actively involved in the selection of each new market and specific site, personally visiting all new markets and most sites or conducting a video site tour of all sites prior to granting final approval. Each new market and site must be approved by our Real Estate Site Acquisition Committee, which consists of members of senior management. This process allows us to analyze each potential location taking into account its effect on all aspects of our business.

    In connection with our strategy to rapidly expand into selected markets, we expect to evaluate the merits of initiating a franchising program. We are not sure when or if we will decide to franchise our concept or how extensively we will pursue such a strategy. Adopting a franchising strategy would require us to devote management and financial resources to build the operational infrastructure needed to support the franchise of our restaurants. If we implemented a franchising program, we would earn revenue through initial franchise fees payable to us by franchisees and through royalty income based on a percentage of restaurant sales. Franchising programs typically involve substantially lower initial cash investments compared to unit expansion strategies where company-owned units are developed and leased. Franchising programs involve risks. Please see "Risk Factors--If we adopt a franchising strategy, we may be unsuccessful in executing a franchising program" for a description of the risks associated with franchising programs.

MENU

    Our menu features made-to-order burritos, soft-shell tacos, and quesadillas made with marinated, chargrilled chicken breast and lean steak, as well as seafood indicative of the Baja region of Mexico, such as chargrilled mahi mahi, sauteed shrimp and our signature Baja-style fish taco. Side items including our chips, beans and rice are all made fresh daily. Other ingredients, such as our fresh, handmade guacamole, shredded natural cheeses and our zesty chipotle sauce, also contribute to our quality image and distinctive flavor profiles. We also offer a self-serve salsa bar where guests can choose from three different salsas made fresh every day at each restaurant. Our prices range from $1.79 for a Baja-style fish taco to $5.69 for a Cabo Combo, which includes a shrimp burrito, fish taco, chips and beans. Most units also offer a selection of imported Mexican and domestic beers.

    To provide added variety, from time to time we introduce limited time offerings such as our lobster burrito, tequila shrimp burrito, "killer" shark tacos and Baja Bowls. Some of these items have been permanently added to the menu, such as the Baja Bowl. Other items, such as the lobster burrito, are offered seasonally due to limited availability.

    Substantially all of our units include a HealthMex section on their menu and Kid Pesky meals designed for children. Our HealthMex items are designed to have less than 22% of their calories from fat, and include a chargrilled mahi mahi taco or a chargrilled chicken burrito served on a whole wheat tortilla. The Kid Pesky meals consist of a choice of a fish taco, chicken taquitos, quesadilla or a bean and cheese burrito, along with a side dish, drink, churro dessert and toy surprise.

DECOR AND ATMOSPHERE

    We believe that the decor and atmosphere of our restaurants is a critical factor in our guests' overall dining experience. We strive to create the relaxed, casual environment that is reminiscent of the Baja region of Mexico. Our design elements include colorful Mexican tiles, saltwater aquariums with tropical fish, Baja beach photos and tropical prints, surfboards on the walls and authentic palm-thatched patio umbrellas, or palapas, in most existing locations. We believe the decor and atmosphere of our restaurants appeal to a broad variety of consumers, including families.

MARKETING

    We utilize broadcast advertising as a marketing tool to increase our brand awareness, attract new guests and build customer loyalty. Our advertising is designed to portray ourselves as a high-quality, quick-service Mexican food restaurant and to promote special offers to increase sales. Examples of these offers include limited-time-only product introductions, such as our lobster burrito or tequila shrimp burrito, as well as price promotions, such as our 99-cent fish taco special. Media used for these promotions include television, radio, coupons and in-store merchandising materials. We believe word-of-mouth advertising is also a key component in attracting new guests.

    As part of our expansion strategy, we select target markets which we believe will support multiple units and the efficient use of broadcast advertising. Upon entry into each new market, we also hire local public relations firms to help establish brand awareness for our restaurants as we build toward media efficiency. In 1998, we spent approximately $1.4 million on marketing. We expect our marketing expenditures to increase as we add new restaurants and expand into new markets.

OPERATIONS

    UNIT MANAGEMENT AND EMPLOYEES

    Our typical restaurant employs one general manager, one to two assistant managers and 22 to 25 hourly employees, approximately 60% of which are full-time employees and approximately 40% of which are part-time employees. The general manager is responsible for the day-to-day operations of the restaurant, including food quality, service, staffing and purchasing. We seek to hire experienced general managers and staff and to motivate and retain them by providing opportunities for increased responsibilities and advancement, as well as performance-based cash incentives. These performance incentives are tied to sales, profitability and qualitative measures such as mystery shoppers, who anonymously evaluate individual restaurants. We also grant general managers options to purchase shares of our common stock when hired or promoted. All employees working more than 20 hours per week are eligible for health benefits and participation in our 401(k) plan.

    We currently employ 11 district managers, each of whom reports either to a regional manager or to the director of operations. These district managers direct unit management in all phases of restaurant operations, as well as assist in opening new units. We also grant district managers options to purchase shares of our common stock when hired or promoted.

    TRAINING

    We strive to maintain quality and consistency in each of our units through the careful training and supervision of personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation and maintenance of facilities. We have implemented a training program that is designed to teach new managers the technical and supervisory skills necessary to direct the operations of our restaurants in a professional and profitable manner. Each manager must successfully complete a five-week training course, which includes hands-on experience in both the kitchen and dining areas. We have also prepared operations manuals and videotapes relating to food and beverage handling, preparation and service. In addition, we maintain a continuing education program to provide our unit managers with ongoing training and support. We strive to maintain a team-oriented atmosphere and instill enthusiasm and dedication in our employees. We regularly solicit employee suggestions concerning the improvement of our operations in order to be responsive to both them and our guests.

    QUALITY CONTROLS

    Our emphasis on excellent customer service is enhanced by our quality control programs. We welcome comments on the quality of service and food at our restaurants by maintaining a toll-free customer hotline and distributing customer surveys. District managers are directly responsible for ensuring that these comments are addressed to achieve a high level of customer satisfaction. Our Director of Food and Beverage is also responsible for ensuring product consistency and quality among our restaurants. Furthermore, we engage a third-party service whereby an anonymous customer or mystery shopper evaluates and reports to management key elements of the Rubio's experience, including product quality, cleanliness and customer service.

    HOURS OF OPERATIONS

    Our units are generally open Sunday through Thursday from 10:30 a.m. until 10:00 p.m., and on Friday and Saturday from 10:30 a.m. until 11:00 p.m.

MANAGEMENT INFORMATION SYSTEMS

    All of our restaurants use computerized point-of-sale systems, which are designed to improve operating efficiency, provide corporate management timely access to financial and marketing data, and reduce restaurant and corporate administrative time and expense. These systems record each order and print the food requests in the kitchen for the cooks to prepare. The data captured for use by operations and corporate management include gross and sales amounts, cash and credit card receipts, and quantities of each menu item sold. Sales and receipts information is generally transmitted to the corporate office daily, where it is reviewed and reconciled by the accounting department before being recorded in the accounting system. The daily sales information is polled nightly to the corporate office and distributed to management via electronic mail each morning. The point-of-sale system also calculates daily ideal usage and cost for the top 10 food items which make up approximately 85% of total food cost. A monthly trend report of actual food cost compared to ideal food cost is also prepared. We are currently installing a back office system, including personal computers in each of our restaurants, which will allow managers to compare actual food cost to ideal food costs on a daily basis. As of the date of this prospectus, this system is currently operational in over half of our restaurants, and is expected to be installed in all of our restaurants by the end of 1999.

    Our corporate systems provide management with operating reports that show restaurant performance comparisons with budget and prior year results both for the accounting period and year-to-date, as well as trend formats by both dollars and percents of sales. These systems allow us to closely monitor restaurant sales, cost of sales, labor expense and other restaurant trends on a daily, weekly, and monthly basis. We believe these systems will enable both unit and corporate management to adequately manage the operational and financial performance of the restaurants in support of our planned expansion.

PURCHASING

    We strive to obtain consistently high-quality ingredients at competitive prices from reliable sources. To attain operating efficiencies and to provide fresh ingredients for our food products while obtaining the lowest possible prices for the required quality, purchasing employees at the corporate office control the purchasing of food items through buying from a variety of national, regional and local suppliers at negotiated prices. Most food and other products are shipped from a central distributor directly to the units two to four times per week. Produce and tortillas are delivered daily from local suppliers to ensure product freshness. We do not maintain a central food product warehouse or commissary. As is typical in our industry, we do not have any long-term contracts with our food suppliers. We have not experienced significant delays in receiving our food and beverage inventories, restaurant supplies or equipment.

COMPETITION

    The restaurant industry is intensely competitive. There are many different segments within the restaurant industry that are distinguished by types of service, food types and price/value relationships. We position our restaurants in the high-quality, quick-service Mexican food segment of the industry. In this segment, our direct competitors include Baja Fresh, La Salsa and Chipotle. We also compete indirectly with full-service Mexican restaurants including Chevy's, Chi Chi's and El Torito and fast food restaurants, particularly those focused on Mexican food such as Taco Bell and Del Taco. Competition in our industry segment is based primarily upon food quality, price, restaurant ambiance, service and location. Although we believe we compete favorably with respect to each of these factors, many of our direct and indirect competitors are well-established national, regional or local chains and have substantially greater financial, marketing, personnel and other resources than we do. We also compete with many other retail establishments for site locations.

PROPERTIES

    Our corporate headquarters are located in Carlsbad, California. We occupy this facility under a lease which terminates in August 31, 2005, with options to extend the lease for an additional 13 years. We lease each of our restaurant facilities with the exception of the El Cajon unit, which is covered by a ground lease. The majority of our leases are for 10-year terms and include options to extend the terms. The majority of our leases also include both fixed rate and percentage-of-sales rent provisions. The landlord of our San Diego State University unit has the right to terminate the lease, with 60 days notice, in the event a proposed redevelopment project commences work.

TRADEMARKS

    Our registered trademarks and service marks include "Rubio's," "Baja Grill," "Home of the Fish Taco," "HealthMex" and "Pesky" with the United States Patents and Trademark Office. We believe that our trademarks, service marks and other proprietary rights have significant value and are important to the marketing of our restaurant concept. We have in the past and expect to continue to vigorously protect our proprietary rights. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly. In addition, other local restaurant operations with names similar to those we use may try to prevent us from using our marks in those locales.

EMPLOYEES

    As of April 21, 1999, we had approximately 1,860 employees, including approximately 40 employees located at our corporate headquarters.

GOVERNMENT REGULATION

    Our restaurants are subject to licensing and regulation by state and local health, sanitation, safety, fire and other authorities, including licensing and regulation requirements for the sale of alcoholic beverages and food. To date, we have not experienced an inability to obtain or maintain any necessary licenses, permits or approvals, including restaurant, alcoholic beverage and retail licensing. The development and construction of additional units will also be subject to compliance with applicable zoning, land use and environmental regulations. For a description of risks faced by us related to government regulation, please see "Risk Factors--We may not be able to obtain and maintain state and local permits necessary to operate our units."

LEGAL PROCEEDINGS

    As of the date of this prospectus, we are not a party to any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    Our executive officers, key employees and directors, as of April 29, 1999, are as follows:

NAME                              AGE                                     POSITION WITH US
----------------------------      ---      ------------------------------------------------------------------------------
Rafael Rubio................          69   Chairman of the Board and Director

Ralph Rubio.................          43   President, Chief Executive Officer and Director

Stephen J. Sather...........          51   Chief Operating Officer, Vice President of Operations

Joseph N. Stein.............          38   Chief Strategic and Financial Officer

Richard Rubio...............          35   Vice President of Real Estate Development

Bruce Frazer................          39   Vice President of Marketing

Ted Frumkin.................          37   Director of Real Estate

Kyle A. Anderson(1)(2)......          42   Director

Michael Dooling.............          54   Director

Jason M. Fish(1)(2).........          41   Director

Kim Lopdrup(1)(2)...........          40   Director

Robert Rubio................          37   Director

Timothy J. Ryan.............          59   Director

------------------------

(1) Audit committee member.

(2) Compensation committee member.

    RAFAEL RUBIO, a co-founder, has served as a Director and as Chairman of the Board since our inception in January 1983. Prior to his current position with Rubio's, Mr. Rubio held the positions of Executive Vice President and Vice President of Manufacturing of Ornyte Xerxes-Proform Co., a fiberglass and plastics manufacturer. He continues to serve as an international consultant to various fiberglass and plastics manufacturers.

    RALPH RUBIO, a co-founder, has served as President, Chief Executive Officer and Director since our inception in January 1983. Prior to founding Rubio's, Mr. Rubio was employed in restaurant management and in various other positions at the Old Spaghetti Factory, Hungry Hunter and Harbor House restaurant chains. Mr. Rubio has more than 20 years of experience in the restaurant industry.

    STEPHEN J. SATHER has served as Chief Operating Officer since July 1998. He has served as Vice President of Operations since February 1996. Prior to joining us, Mr. Sather served as Vice President of New Concepts for Rally's Hamburgers, Inc., a publicly held company, from December 1993 to February 1996. Prior to that, Mr. Sather served as Senior Vice President of Operations for La Salsa Holding Company, a privately held company, from December 1992 until November 1993. From April 1986 until November 1992, Mr. Sather was employed by Taco Bell Corporation, a publicly held company, and served as Director of New Concepts when he left. Mr. Sather has more than 25 years of experience in the restaurant industry.

    JOSEPH N. STEIN was elected Chief Strategic and Financial Officer in April 1999. Prior to joining us, Mr. Stein served as Executive Vice President and Chief Administrative Officer of Checkers Drive-In Restaurants, Inc., a publicly held company, from January 1997 to April 1999, and as Executive Vice President and Chief Financial Officer of Rally's Hamburgers, Inc., a publicly held company, from December 1997 to April 1999. From May 1995 to January 1997, Mr. Stein was employed at CKE Restaurants, Inc., a publicly held company, serving as Senior Vice President and Chief Financial Officer. From April 1990 to May 1995, Mr. Stein held various executive positions at Fidelity National

Title Insurance Company, a publicly held company, including Senior Vice President and Director of National Agency Operations. Mr. Stein has more than 13 years of experience in the restaurant industry.

    RICHARD RUBIO has served as Vice President of Real Estate Development since November 1994. From October 1990 until November 1994, Mr. Rubio served as Vice President of Construction, and has served in various other positions with us since June 1983.

    BRUCE FRAZER has served as Vice President of Marketing since June 1996. Prior to joining us, Mr. Frazer served as Vice President of Food & Beverage/Product Marketing at Family Restaurants, Inc. from May 1994 until May 1996. From December 1984 until April 1994, Mr. Frazer was employed at Foodmaker, Inc., a publicly held company, serving as Vice President of Product Marketing when he left. Mr. Frazer has more than 15 years of experience in the restaurant industry.

    TED FRUMKIN has served as Director of Real Estate since May 1996. Prior to joining us, Mr. Frumkin served as Real Estate Manager at Office Depot Inc., a publicly held company, from December 1994 until May 1996. From July 1991 until December 1994, Mr. Frumkin served as Real Estate Manager at Wal-Mart Stores Inc., a publicly held company. Prior to that, Mr. Frumkin served as Real Estate Manager at Taco Bell Corporation, a publicly held company, from December 1985 until July 1991.

    KYLE A. ANDERSON has served as a Director since January 1995. Mr. Anderson is a founding member of Rosewood Capital Associates, LLC, the general partner of Rosewood Capital, L.P., a consumer oriented private equity investment fund. Prior to joining Rosewood in 1988, Mr. Anderson was a Vice President in the mergers and acquisitions department at The First Boston Corporation. Mr. Anderson serves on the board of directors of Gardenburger, Inc., a publicly held company, and on a number of privately held companies.

    MICHAEL DOOLING has served as a Director since April 1999. Mr. Dooling has been a general partner of Jacaranda Partners, an investment partnership, since 1987. From August 1987 to November 1997, Mr. Dooling served as a member of the board of directors of Mailboxes Etc., including as Vice Chairman from August 1988 to May 1990 and as Chairman of the Board from May 1990 to November 1997. From November 1997 to June 1998, Mr. Dooling served as a director of U.S. Office Products, a publicly held company, following its acquisition of Mailboxes Etc. Mr. Dooling also serves as a director of a privately held company.

    JASON M. FISH has served as a Director since December 1997. Mr. Fish has been a managing member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., since April 1996, when they were formed to serve as management companies for funds affiliated with Farallon, and was a managing director of their predecessor, FCMI, Inc., from January 1993 through April 1996. Mr. Fish also served as a general partner of funds affiliated with Farallon during that time period. Mr. Fish joined Farallon in 1990. Mr. Fish serves as a director of Town Sports International, Inc., a health club management company and Gardenburger, Inc., a publicly held company.

    KIM LOPDRUP has served as a Director since January 1997. Mr. Lopdrup has served in various positions at Allied Domecq PLC, a publicly held company whose subsidiaries include Baskin Robbins, Dunkin Donuts and TOGO'S, since May 1985, and has served in his current position as Chief Executive Officer of Allied Domecq Retailing International since October 1998. Mr. Lopdrup serves as a director of Baskin Robbins Japan, a publicly held company listed on the Tokyo Stock Exchange.

    ROBERT RUBIO has served as a Director since 1994. From August 1995 through September 1998, Mr. Rubio served as Vice President of Market Development, and from March 1993 until July 1995, he served as Vice President of Operations. Mr. Rubio has served in various other positions at Rubio's since February 1986.

    TIMOTHY J. RYAN has served as a Director since April 1999. Mr. Ryan has served as the President and Chief Executive Officer of Diedrich Coffee, Inc. since November 1997. From December 1995 until his retirement in December 1996, Mr. Ryan served as President of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director, of Sizzler International, Inc., of which he was also a Senior Vice President. Sizzler International, Inc. filed for bankruptcy protection in June 1996. From November 1988 to December 1993, Mr. Ryan served as Senior Vice President of Marketing at Taco Bell Worldwide, and from December 1993 to December 1995, he served as Senior Vice President of Taco Bell's Casual Dining Division.

    Our executive officers are appointed by the board and serve until their successors are elected or appointed.

    Ralph Rubio, Richard Rubio and Robert Rubio are the sons of Rafael Rubio.

CLASSIFIED BOARD

    Our board currently has six members. Under our bylaws, beginning at our next annual meeting of stockholders, our board will be divided into three classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of stockholders. The first class of directors whose term will expire in 2000 will include Michael Dooling and Timothy J. Ryan. The second class of directors whose term will expire in 2001 will include Jason
M. Fish, Kim Lopdrup and Robert Rubio. The third class of directors whose term will expire in 2002 will include Ralph Rubio, Kyle A. Anderson and Rafael Rubio.

BOARD COMMITTEES

    AUDIT COMMITTEE. The audit committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Messrs. Anderson, Fish and Lopdrup.

    COMPENSATION COMMITTEE. The compensation committee of the board of directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our compensation plans. The members of the compensation committee are Messrs. Anderson, Fish and Lopdrup.

DIRECTOR COMPENSATION

    Directors do not receive cash compensation for their service on our board of directors. Non-employee directors are reimbursed for reasonable expenses incurred in connection with serving as a director. In January 1997, we granted a non-qualified stock option to purchase 25,000 shares of common stock to Mr. Lopdrup, a non-employee director. The option granted to Mr. Lopdrup was fully exercised by Mr. Lopdrup and is subject to a right of repurchase in our favor which lapses over a period of five years from the date of grant. In April 1999, we granted options to purchase 25,000 shares of our common stock to each of Mr. Dooling and Mr. Ryan in connection with their election to our board of directors. 15,000 shares are immediately vested, with the remaining 10,000 shares vesting over the next two years. Vesting of any options previously granted to board members will automatically accelerate in the event of a sale, acquisition or merger of Rubio's. Each individual who first becomes a non-employee member of the board of directors at any time after the offering will receive an option to purchase 25,000 shares of common stock on the date such individual joins the board of directors, provided such individual has not previously been employed by us or any parent or subsidiary corporation. In addition, on the date of each annual stockholders' meeting beginning in 2000, each non-employee member of the board of directors will automatically be granted an option to purchase 5,000 shares of common stock, provided such individual has served as a non-employee member of the board of directors for at least six months. For a discussion of our automatic option grant program and accelerated vesting of options under the 1999 Plan, please see "--Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our compensation committee currently consists of Messrs. Anderson, Fish and Lopdrup. No member of the compensation committee has been an officer or employee of us at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation received during fiscal 1998 by our chief executive officer and four of our other executive officers whose salary and bonus exceeded $100,000 in such fiscal year. Perquisites and other personal benefits paid to officers in the table below are less than the minimum reporting thresholds and are represented in the table below by "--." All other compensation represents matching payments under our 401(k) plan.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                       ANNUAL COMPENSATION                      ---------------
                                                                                                  SECURITIES
                                                      ---------------------    OTHER ANNUAL       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                             SALARY      BONUS      COMPENSATION         OPTIONS       COMPENSATION
----------------------------------------------------  ----------  ---------  -----------------  ---------------  ---------------
Ralph Rubio.........................................  $  199,836  $  39,967             --                --        $      --
  President and Chief Executive Officer
Rafael Rubio........................................     199,836     39,967             --                --               --
  Chairman of the Board
Stephen J. Sather...................................     169,800     32,760             --             8,000              340
  Vice President of Operations and Chief Operating
    Officer
James W. Stryker....................................     141,500     27,300             --             6,000              775
  Vice President of Finance and Chief Financial
    Officer
Bruce Frazer........................................     135,840     26,208             --             6,000              815
  Vice President of Marketing

    Mr. Stryker served as our Vice President of Finance and Chief Financial Officer from February 1996 through March 19, 1999.

STOCK OPTION INFORMATION

    The following table sets forth information regarding options granted to the executive officers listed in the Summary Compensation Table during fiscal 1998. We have not granted any stock appreciation rights.

    Each option represents the right to purchase one share of common stock. The options shown in this table are all incentive stock options granted under our stock option plans. The options vest on the following schedule: 20% of the options vest after the completion of one year of service from the grant date and the remainder of the options vest in equal monthly installments over the next 48 months of service. To the extent not already exercisable, these options may also accelerate and become exercisable in the event of a merger in which we are not the surviving corporation or upon the sale of substantially all of our assets. Please see "--Benefit Plans" for more details regarding these options. In the year ended December 27, 1998, we granted options to purchase an aggregate of 137,140 shares of common stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                                                  INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                               --------------------------------------------------------    ANNUAL RATES OF
                                                 NUMBER OF      % OF TOTAL                                   STOCK PRICE
                                                SECURITIES        OPTIONS                                  APPRECIATION FOR
                                                UNDERLYING      GRANTED TO                                   OPTION TERM
                                                  OPTIONS        EMPLOYEES      EXERCISE    EXPIRATION   --------------------
NAME                                              GRANTED         IN 1998         PRICE        DATE         5%         10%
---------------------------------------------  -------------  ---------------  -----------  -----------  ---------  ---------
Ralph Rubio..................................           --              --             --           --          --         --
Rafael Rubio.................................           --              --             --           --          --         --
Stephen J. Sather............................        8,000             5.8%     $    2.00     01/30/08   $  10,062  $  25,500
James W. Stryker.............................        6,000             4.4           2.00     01/30/08       7,547     19,125
Bruce Frazer.................................        6,000             4.4           2.00     01/30/08       7,547     19,125

    The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by our board after consideration of a number of factors, including, but not limited to, our financial performance, market conditions and the price, preferred rights and privileges of shares of equity securities sold to or purchased by outside investors.

    The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 27, 1998 AND YEAR-END
  OPTION VALUES

    The following table sets forth information concerning the number and value of unexercised options held by each of the executive officers listed in the Summary Compensation Table at December 27, 1998. None of these executive officers exercised options to purchase common stock during fiscal 1998.

                                                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                    OPTIONS AT FISCAL 1998      OPTIONS AT FISCAL 1998
                                                                  --------------------------  --------------------------
NAME                                                              EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------------  -----------  -------------  -----------  -------------
Ralph Rubio.....................................................          --            --            --             --
Rafael Rubio....................................................          --            --            --             --
Stephen J. Sather...............................................      26,050        26,950     $ 233,717    $   239,283
James W. Stryker................................................      13,967        16,033       125,150        141,850
Bruce Frazer....................................................      11,633        13,367       104,150        117,850

    There was no public trading market for the common stock as of December 27, 1998. Accordingly, the value of unexercised in-the-money options listed above has been calculated on the basis of the initial public offering price of $10.50 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

BENEFIT PLANS

    1999 STOCK INCENTIVE PLAN

    Our 1999 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1998 Stock Option/Stock Issuance Plan, 1995 Stock Option/Stock Issuance Plan and 1993 Stock Option/Stock Issuance Plan. Our 1999 plan was adopted by our board and stockholders in March 1999. Our 1999 plan will become effective on the date the underwriting agreement is signed in connection with this offering of our common stock. All outstanding options under the predecessor plans will be incorporated into our 1999 plan on the date this plan is effective, and no further option grants will be made under the predecessor plans after such date. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of our 1999 plan to those options. Except as otherwise noted below, the incorporated options will have substantially the same terms as in effect for grants made under the discretionary option grant program of our 1999 plan.

    An initial reserve of approximately 1,123,938 shares of common stock has been authorized for issuance under our 1999 plan. Such share reserve consists of
(1) approximately the number of shares which will remain available for issuance under the predecessor plans on the date our 1999 plan becomes effective, including the shares subject to outstanding options thereunder, plus (2) an additional increase of approximately 500,000 shares. The number of shares of common stock reserved for issuance under our 1999 plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2000, by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 450,000 shares. In addition, no participant in our 1999 plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of common stock in the aggregate per calendar year.

    Our 1999 plan is divided into five separate components:

    - the discretionary option grant program, under which eligible individuals in our employ or service including officers, non-employee board members and consultants may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

    - the stock issuance program, under which such individuals may, in the plan administrator's discretion, be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services;

    - the salary investment option grant program, which may, at the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

    - the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

    - the director fee option grant program, which may, in the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

    The discretionary option grant program and the stock issuance program will be administered by the compensation committee. The compensation committee as plan administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, the board acting by disinterested majority will have the exclusive authority to make any discretionary option grants or stock issuances to members of the compensation committee. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants under the salary investment option grant program or under the automatic option grant or director fee option grant program for the non-employee board members. All grants under those latter three programs will be made in strict compliance with the express provisions of each such program.

    The exercise price for the shares of common stock subject to option grants made under our 1999 plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

    The plan administrator will have the authority to cancel outstanding options under the discretionary option grant program, including options incorporated from the predecessor plans, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

    Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (1) the fair market value of the vested shares of common stock subject to the surrendered option over (2) the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the incorporated options from the predecessor plans contain any stock appreciation rights.

    In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. The plan administrator will have complete discretion to grant one or more options under the discretionary option grant program which will become fully vested for all the option shares in the event those options are assumed in the acquisition and the optionee's service with us or the acquiring entity involuntarily terminates within a designated period following such acquisition, not to exceed 18 months. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions. The plan administrator will also have the authority to grant options which will immediately vest upon an acquisition of us, whether or not those options are assumed by the successor corporation.

    The plan administrator is also authorized under the discretionary option grant and stock issuance programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in ownership or control of us, whether by successful tender offer for more than 50% of the outstanding voting stock or by a change in the majority of the board by reason of one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such change or upon the subsequent involuntary termination of the individual's service within a designated period following such change in control, not to exceed 18 months.

    The options incorporated from the predecessor plans may, in the plan administrator's discretion, immediately vest in the event of the following changes in control (1) our merger or consolidation, or (2) the acquisition by another corporation or person of (a) all or substantially all of our assets or
(b) 50% or more of our then outstanding voting stock, unless those options are assumed or substituted in the acquisition of us. Options incorporated from the predecessor plans are subject to provisions providing for accelerated vesting upon a change in control. The plan administrator will have the discretion to extend the acceleration provisions of our 1999 plan to any or all of the options outstanding under the predecessor plans.

    In the event the plan administrator elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon changes in the ownership or control of us, as defined in the 1999 plan.

    Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 25,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 5,000 shares of common stock, provided such individual has served on our board for at least six months.

    Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares and will be immediately vested.

    Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares will be equal to the portion of the retainer fee invested in that option. The option will vest and become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable and vested for all the option shares upon:

    - changes in the ownership or control of us, as defined in the 1999 plan; or

    - the death or disability of the optionee while serving as a board member.

    The shares subject to each option under the salary investment option grant and director fee option grant programs will immediately vest upon:

    - an acquisition of us by merger or asset sale; or

    - the successful completion of a tender offer for more than 50% of our outstanding voting stock or a change in the majority of the board effected through one or more contested elections for board membership.

    Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, salary investment option grant and director fee option grant programs and may be granted to one or more of our officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (1) the highest price per share of common stock paid in connection with the tender offer over (2) the exercise price payable for such share.

    The board may amend or modify our 1999 plan at any time, subject to any required stockholder approval. Our 1999 plan will terminate on the earliest of:

    - March 17, 2009;

    - the date on which all shares available for issuance under our 1999 plan have been issued as fully-vested shares; or

    - the termination of all outstanding options in connection with changes in control or ownership of us, as defined in the 1999 plan.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    Our 1999 Employee Stock Purchase Plan was adopted by our board and stockholders in March 1999 and will become effective immediately upon the execution of the underwriting agreement for this offering. Our employee stock purchase plan is designed to allow our eligible employees to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under our employee stock purchase plan.

    An initial reserve of 200,000 shares of common stock has been authorized for issuance under our employee stock purchase plan. Our employee stock purchase plan will be implemented in a series of successive offering periods, each with a maximum duration for 24 months. However, the initial offering period will begin on the execution date of the underwriting agreement and will end on the last business day in July 2001. The next offering period will commence on the first business day in August 2001, and subsequent offering periods will commence as designated by the plan administrator.

    Individuals who are scheduled to work more than 20 hours per week for more than five calendar months per year on the start date of any offering period may enter our employee stock purchase plan on that start date or on any subsequent semi-annual entry date. Entry dates are the first business day of February or August each year. Individuals who become eligible employees after the start date of the offering period may join our employee stock purchase plan on any subsequent semi-annual entry date within that offering period.

    Payroll deductions may not exceed 10% of the participant's cash earnings. The accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on the last business day in January and July each year at a purchase price per share equal to 85% of the lower of:

    - the fair market value of the common stock on the participant's entry date into the offering period; or

    - the fair market value on the semi-annual purchase date.

In no event, however, may any participant purchase more than 1,500 shares on any semi-annual purchase date nor may all participants in the aggregate purchase more than 50,000 shares on any such semi-annual purchase date. The plan administrator may require shares of common stock purchased under our employee stock purchase plan to be held for one year before they may be sold or otherwise transferred.

    Should the fair market value per share of common stock on any purchase date be less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

    In the event we are acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of:

    - the fair market value per share of common stock on the participant's entry date into the offering period in which such acquisition occurs; or

    - the fair market value per share of common stock immediately prior to such acquisition.

    Our employee stock purchase plan will terminate on the earlier of:

    - the last business day of July 2009;

    - the date on which all shares available for issuance under our employee stock purchase plan shall have been sold; or

    - the date on which all purchase rights are exercised in connection with an acquisition of us by merger or asset sale.

The board may at any time alter, suspend or discontinue our employee stock purchase plan. However, some amendments to our employee stock purchase plan may require stockholder approval.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALES OF SECURITIES

    Since February 1995, we have issued the following securities in private placement transactions:

    - 1,092,007 shares of Series B preferred stock and common stock warrants exercisable for 50,000 shares for an aggregate price of $3,500,003 in February 1995;

    - 793,640 shares of Series C preferred stock for an aggregate price of $4,270,783 in March and June 1996;

    - 1,403,843 shares of Series D preferred stock for an aggregate price of $10,100,005 in November and December 1997; and

    - an additional 48,648 shares of Series D preferred stock for an aggregate price of $350,000 in June 1998.

The purchasers of more than $60,000 of such securities in the last four years include, among others, the following executive officers, directors and holders of more than 5% of our outstanding stock and their affiliates:

                                                                  PREFERRED STOCK
EXECUTIVE OFFICERS, DIRECTORS                             -------------------------------      TOTAL
AND 5% STOCKHOLDERS                                       SERIES B   SERIES C   SERIES D   CONSIDERATION
--------------------------------------------------------  ---------  ---------  ---------  -------------
Rosewood Capital, L.P...................................    936,005    743,321    347,486   $ 9,500,004
Funds affiliated with Farallon Partners, L.L.C..........         --         --    952,111   $ 6,850,001
Trust for the benefit of Michael Dooling and his
  family................................................     46,800         --         --   $   149,999
Bruce Frazer............................................         --      9,291      6,950   $    99,999

    For additional information regarding securities held by our executive officers and directors and by stockholders of more than 5% of our outstanding common stock and their affiliates, please see "Principal Stockholders."

    Holders of 3,342,955 shares of common stock and 45,000 shares of common stock issuable upon the exercise of warrants are entitled to registration rights. For a description of these rights, please see "Description of Securities--Registration Rights" and "Management--Director Compensation."

SERIES A PREFERRED STOCK REPURCHASE

    In June 1998, we repurchased from the Rafael R. Rubio and Gloria G. Rubio Family Trust 48,648 shares of Series A preferred stock for an aggregate repurchase price of $350,000. Rafael Rubio, our Chairman of the Board and Director, and his wife are co-trustees and beneficiaries of this trust. We then issued 48,648 shares of Series D preferred stock to funds affiliated with Farallon Partners, L.L.C. (Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, Farallon Capital Institutional Partners III, L.P. and RR Capital Partners, L.P.) holders of more than 5% of Series D Preferred Stock as of March 28, 1999.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of May 20, 1999, and as adjusted to reflect the sale of the shares of common stock offered in this offering, by:

    - each person or group of affiliated persons who we know owns beneficially 5% or more of our common stock;

    - each of our directors;

    - our executive officers listed in the Summary Compensation Table; and

    - all of our directors and executive officers as a group.

Percentage of ownership is calculated as required by Commission Rule 13d-3(d)(1). Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options which are exercisable within 60 days from the date of this offering. The address for those individuals for which an address is not otherwise indicated is 1902 Wright Place, Suite 300, Carlsbad, California 92008.

                                           SHARES BENEFICIALLY OWNED PRIOR TO                SHARES BENEFICIALLY OWNED AFTER THIS
                                                      THIS OFFERING              NUMBER OF                 OFFERING
                                          -------------------------------------    SHARES    -------------------------------------
                                                        NUMBER OF                  BEING                   NUMBER OF
                                           NUMBER OF     SHARES                  OFFERED IN   NUMBER OF     SHARES
                                            SHARES     UNDERLYING     PERCENT       THIS       SHARES     UNDERLYING     PERCENT
BENEFICIAL OWNER                          OUTSTANDING    OPTIONS        (%)       OFFERING   OUTSTANDING    OPTIONS        (%)
----------------------------------------  -----------  -----------  -----------  ----------  -----------  -----------  -----------
Rosewood Capital, L.P...................   2,026,812           --         31.9      300,000+  1,726,812           --         20.1
  One Maritime Plaza, Suite 1330
  San Francisco, California 94111
Funds affiliated with Farallon
  Partners, L.L.C.(1)...................     952,111           --         15.0      300,000     652,111           --          7.6
  One Maritime Plaza, Suite 1325
  San Francisco, California 94111
Rafael Rubio(2).........................   1,135,752           --         17.9      300,000+    835,752           --          9.7
Ralph Rubio(3)..........................   1,184,100           --         18.6           --   1,184,100           --         13.8
Kyle A. Anderson(4).....................   2,026,812           --         31.9      300,000+  1,726,812           --         20.1
Michael Dooling.........................      78,000       25,000          1.6           --      78,000       25,000          1.2
Jason M. Fish(5)........................     952,111           --         15.0      300,000+    652,111           --          7.6
Kim Lopdrup.............................      35,000           --        *               --      35,000           --        *
Robert Rubio(3).........................     150,133           --          2.4           --     150,133           --          1.7
Timothy J. Ryan.........................          --       25,000        *               --          --       25,000        *
Stephen J. Sather.......................          --      100,000          1.5           --          --      100,000          1.2
James W. Stryker........................       2,500       10,923        *               --       2,500       10,923        *
Bruce Frazer............................      16,241       35,000        *               --      16,241       35,000        *
All directors and executive officers as
  a group (12 persons)..................   5,580,649      295,923         88.3      900,000   4,680,649      295,923         55.9

------------------------

*   Less than 1% of total.

+ Rosewood Capital, L.P. may sell up to 200,000 additional shares and a trust for the benefit of Mr. Rubio or his family may sell up to 35,752 additional shares in connection with the exercise of the over-allotment option.

(1) Includes 399,886 shares beneficially owned by Farallon Capital Partners, L.P., 333,239 shares beneficially owned by Farallon Capital Institutional Partners, L.P., 142,816 shares beneficially owned by Farallon Capital Institutional Partners II, L.P., 38,085 shares beneficially owned by Farallon Capital Institutional Partners III, L.P., and 38,085 shares beneficially owned by RR Capital Partners, L.P. All of the foregoing entities disclaim group attribution.

(2) Includes 835,752 shares held by the Rafael R. Rubio and Gloria G. Rubio Family Trust and 300,000 shares held by the Rafael and Gloria Rubio Irrevocable Trust. All 300,000 shares held by the Rafael and Gloria Rubio Irrevocable Trust are being offered in this offering.

(3) All of the shares outstanding held by Ralph Rubio and Robert Rubio are held in trust for the benefit of these individuals and/or their families.

(4) Includes 2,026,812 shares held by the Rosewood Capital, L.P. Mr. Anderson is a founding member of Rosewood Capital Associates LLC, the general partner of Rosewood Capital, L.P. Mr. Anderson disclaims beneficial ownership of such shares.

(5) Includes 952,111 shares held by the funds affiliated with Farallon Partners, L.L.C., as described in note (1) above. Mr. Fish is a managing member of Farallon Partners, L.L.C. Mr. Fish disclaims beneficial ownership of such shares.

                              SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of May 20, 1999, and as adjusted to reflect the sale of the shares of common stock offered in this offering by us and each stockholder selling common stock in this offering. Rosewood Capital, L.P., may sell up to 200,000 additional shares and a trust for the benefit of Mr. Rubio or his family may sell up to 35,752 additional shares in connection with the exercise of the over-allotment option. For further information regarding the selling stockholders' relationship with us during the last three years, please see "Management--Executive Officers and Directors" and "Certain Relationships and Related Transactions."

    Percentage of ownership is calculated as required by Commission Rule 13d-3(d)(1). Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options which are exercisable within 60 days from the date of this offering. The address for those individuals for which an address is not otherwise indicated is 1902 Wright Place, Suite 300, Carlsbad, California 92008.

                                           SHARES BENEFICIALLY OWNED PRIOR TO                SHARES BENEFICIALLY OWNED AFTER THIS
                                                      THIS OFFERING              NUMBER OF                 OFFERING
                                          -------------------------------------    SHARES    -------------------------------------
                                                        NUMBER OF                  BEING                   NUMBER OF
                                           NUMBER OF     SHARES                  OFFERED IN   NUMBER OF     SHARES
                                            SHARES     UNDERLYING     PERCENT       THIS       SHARES     UNDERLYING     PERCENT
BENEFICIAL OWNER                          OUTSTANDING    OPTIONS        (%)       OFFERING   OUTSTANDING    OPTIONS        (%)
----------------------------------------  -----------  -----------  -----------  ----------  -----------  -----------  -----------
Rosewood Capital, L.P...................   2,026,812           --         31.9      300,000   1,726,812           --         20.1
  One Maritime Plaza, Suite 1330
  San Francisco, California 94111
Funds affiliated with Farallon
  Partners, L.L.C.(1)...................     952,111           --         15.0      300,000     652,111           --          7.6
  One Maritime Plaza, Suite 1325
  San Francisco, California 94111
Rafael Rubio(2).........................   1,135,752           --         17.9      300,000     835,752           --          9.7
Kyle A. Anderson(3).....................   2,026,812           --         31.9      300,000   1,726,812           --         20.1
Jason M. Fish(4)........................     952,111           --         15.0      300,000     652,111           --          7.6

------------------------

*   Less than 1% of total.

(1) Includes 399,886 shares beneficially owned by Farallon Capital Partners, L.P., 333,239 shares beneficially owned by Farallon Capital Institutional Partners, L.P., 142,816 shares beneficially owned by Farallon Capital Institutional Partners II, L.P., 38,085 shares beneficially owned by Farallon Capital Institutional Partners III, L.P., and 38,085 shares beneficially owned by RR Capital Partners, L.P. All of the foregoing entities disclaim group attribution.

(2) Includes 835,752 shares held by the Rafael R. Rubio and Gloria G. Rubio Family Trust and 300,000 shares held by the Rafael and Gloria Rubio Irrevocable Trust. All 300,000 shares held by the Rafael and Gloria Rubio Irrevocable Trust are being offered in this offering.

(3) Includes 2,026,812 shares held by the Rosewood Capital, L.P. Mr. Anderson is a founding member of Rosewood Capital Associates LLC, the general partner of Rosewood Capital, L.P. Mr. Anderson disclaims beneficial ownership of such shares.

(4) Includes 952,111 shares held by the funds affiliated with Farallon Partners, L.L.C., as described in note (1) above. Mr. Fish is a managing member of Farallon Partners, L.L.C. Mr. Fish disclaims beneficial ownership of such shares.

                           DESCRIPTION OF SECURITIES

    The following information describes our common stock and preferred stock and provisions of our certificate of incorporation and our bylaws as in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

    Upon the completion of the offering, our authorized capital stock will consist of 75,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

    As of March 28, 1999, there were 1,085,800 shares of common stock outstanding and held of record by 23 stockholders, assuming the exercise of all common stock warrants that must be exercised prior to this offering. There will be 8,605,622 shares of common stock outstanding upon the closing of this offering.

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption, liquidation or conversion rights. The shares offered by us in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding. With respect to restrictions on alienability of shares of our common stock held by some of our stockholders, please see "Shares Eligible for Future Sale."

PREFERRED STOCK

    As of March 28, 1999, there were 5,267,702 shares of convertible preferred stock outstanding, assuming the exercise of all preferred stock warrants that must be exercised prior to this offering. All outstanding shares of convertible preferred stock will be converted into an aggregate of 5,267,702 shares of common stock upon the closing of this offering and such shares of convertible preferred stock will no longer be authorized, issued or outstanding.

    Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, powers, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. Please see "--Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws" for information regarding the potential anti-takeover effects of authorized but unissued preferred stock.

OPTIONS

    As of March 28, 1999, options to purchase a total of 379,376 shares of common stock were outstanding and, assuming the effectiveness of the 1999 Stock Incentive Plan, options to purchase a total of 744,562 shares of common stock will be available for future issuance under the 1999 Stock Incentive Plan. Since March 28, 1999, we have granted options exercisable into 192,000 shares at a weighted average exercise price of $10.00 per share and 7,544 shares became available for issuance upon employee forfeitures. In addition, 2,120 shares were isssued upon exercise of options subsequent to March 28, 1999. Please see "Management--Benefit Plans" for a discussion of the 1999 Stock Incentive Plan and "Shares Eligible for Future Sale" for information regarding the number of options available for sale to the public after this offering.

COMMON STOCK WARRANT

    We have an outstanding warrant to purchase 45,000 shares of common stock, at an exercise price of $7.20. The warrant contains an anti-dilution provision providing for adjustments of the exercise price and the number of shares underlying the warrant upon the occurrence of events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. This warrant expires on the earlier of the business day preceding an acquisition or December 31, 2002.

REGISTRATION RIGHTS

    As of March 28, 1999, under the terms of an investors' rights agreement after the closing of this offering the holders of 3,342,955 shares of common stock and up to 45,000 shares of common stock issuable upon exercise of a warrant will be entitled to demand registration rights with respect to the registration of their shares under the Securities Act of 1933. The holders of 50% of shares issued on conversion of the Series B preferred stock and Series C preferred stock or the holders of 50% of such shares issued on conversion of the Series D preferred stock have the right to demand that we register their shares under the Securities Act subject to limitations described in the agreement. We are not required to file more than two registrations under such demand registration rights. In addition, after the closing of this offering these holders will be entitled to piggyback registration rights with respect to the registration of such shares of common stock under the Securities Act. In the event that we propose to register any shares of common stock under the Securities Act either for our account or for the account of other security holders, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and to include their shares in any such registration, subject to limitations described in the agreement. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of 3,342,955 shares of common stock and up to 45,000 shares of common stock issuable upon exercise of a warrant may require us to file registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. These registration rights are subject to conditions and limitations described in the agreement, among them the right of the underwriters of an offering to limit the number of shares of common stock held by such security holders to be included in such registration. We are generally required to bear all of the expenses of all such registrations, including the reasonable fees of a single counsel acting on behalf of all selling holders, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF
  INCORPORATION AND BYLAWS

    GENERAL

    Provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and the certificate of incorporation and bylaws may also have the effect of discouraging or preventing transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

    DELAWARE TAKEOVER STATUTE

    We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. With limited exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and
      (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions described in the Delaware code, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    In addition, provisions of our certificate of incorporation and bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    BOARD OF DIRECTORS VACANCIES

    Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

    CLASSIFIED BOARD

    Our bylaws provide that our board will be classified into three classes of directors beginning at the next annual meeting of stockholders. Please see "Management--Classes of the Board" for more information regarding the classified board.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our certificate of incorporation provides that stockholders may act only at duly called annual or special meetings of stockholders, not by written consent. Our bylaws further provide that special meetings of our stockholders may be called only by the President, Chief Executive Officer or Chairman of the board of directors or a majority of the board of directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR
     NOMINATIONS

    Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days prior to the first anniversary of the date of notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than such anniversary, notice by the stockholder, to be timely, must be received a reasonable time before the solicitation is made. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES

    Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under Delaware law, the directors have a fiduciary duty to us which is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

    Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the following:

    - any breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock purchases or redemptions; or

    - for any transaction from which the director derived an improper personal benefit.

    Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. The certificate eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, the certificate provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director of or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have applied for liability insurance for our officers and directors.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, 8,605,622 shares of common stock will be outstanding. Of these shares, the 3,150,000 shares being offered in the offering are freely tradable. This leaves 5,455,622 shares eligible for sale in the public market as follows:

NUMBER OF SHARES   DATE
-----------------  -----------------------------------------------------------------------------------------------
        35,038     After the date of this prospectus
       561,712     Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our stock option plans
     5,420,584     At various times after 180 days from the date of this prospectus, subject, in some cases, to volume limitations

    In general, under Rule 144, as currently in effect, an affiliate of Rubio's or a person or persons whose shares are required to be aggregated and who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) approximately 86,056 shares immediately after this offering or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to restriction under Rule 144. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    As of the date of this prospectus, options to purchase a total of 561,712 shares of common stock are outstanding, of which 163,962 shares are currently vested and immediately exercisable. Upon the closing of this offering, we intend to file a registration statement to register for resale the 1,123,938 shares of common stock reserved for issuance under our stock option plans. We expect such registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of options held by persons who have signed lock-up agreements referred to below, the expiration of the lock-up agreements.

    Our directors, officers and stockholders who hold 5,413,939 shares in the aggregate have entered into lock-up agreements under which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days from the date of this prospectus. In addition, stockholders who hold 6,645 shares in the aggregate have entered into similar lock-up agreements with us.

    Holders of approximately 3,342,955 shares of common stock and up to 45,000 shares of common stock issuable upon exercise of a warrant, have the right, subject to conditions and limitations described in the investors rights agreement, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital. Please see "Description of Securities--Registration Rights" for a description of the registration rights of our stockholders and "Risk Factors--The large number of shares eligible for public sale after this offering could cause our stock price to decline" for a discussion of the risks associated with a large number of shares being available for public sale.

                                  UNDERWRITING

GENERAL

    Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and U.S. Bancorp Piper Jaffray, has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:

UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Thomas Weisel Partners LLC.................................................       1,058,405
Dain Rauscher Wessels......................................................         793,800
U.S. Bancorp Piper Jaffray.................................................         793,800
Bear Stearns & Co. Inc.....................................................          31,500
BT Alex Brown Incorporated.................................................          31,500
Credit Suisse First Boston Corporation.....................................          31,500
Donaldson, Lufkin & Jenrette Securities Corporation........................          31,500
Hambrecht & Quist LLC......................................................          31,500
Morgan Stanley Dean Witter.................................................          31,500
Salomon Smith Barney Inc...................................................          31,500
Schroder & Co. Inc.........................................................          31,500
WIT Capital Corporation....................................................          31,500
Cruttenden Roth Incorporated...............................................          20,045
J.C. Bradford & Co.........................................................          20,045
Johnson Rice & Company L.L.C...............................................          20,045
Josephthal & Co. Inc.......................................................          20,045
Morgan Keegan & Company, Inc...............................................          20,045
Raymond James & Associates Inc.............................................          20,045
The Robinson-Humphrey Company, LLC.........................................          20,045
Stephens Inc...............................................................          20,045
Sutro & Company Inc........................................................          20,045
Wedbush Morgan Securities..................................................          20,045
William Blair & Co.........................................................          20,045
                                                                             -----------------
  Total....................................................................       3,150,000
                                                                             -----------------
                                                                             -----------------

    The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, such as approval of legal matters by counsel. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the shares of common stock listed above if any are purchased.

    The underwriting agreement provides that we and the selling stockholders will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make relating to these liabilities.

OVER-ALLOTMENT OPTION

    We and the selling stockholders named under the caption "Selling Stockholders" have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 472,500 additional shares of our common stock exercisable at the "public offering price" less the "underwriting discounts and commissions," each as set forth on the cover page of this prospectus. If the underwriters exercise such option in whole or in part, then each of the underwriters will be severally committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective purchase commitments set forth in the table above.

COMMISSIONS AND DISCOUNTS

    The underwriters propose to offer the shares of common stock directly to the public at the "public offering price" set forth on the cover page of this prospectus, and at such price less a concession not in excess of $0.44 per share of common stock to other dealers specified in a master agreement among underwriters who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and such dealers may reallow, concessions not in excess of $0.10 per share of common stock to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

    The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us:

                                                                                                  TOTAL
                                                                                      ------------------------------
                                                                                         WITHOUT           WITH
                                                                          PER SHARE   OVER-ALLOTMENT  OVER-ALLOTMENT
                                                                         -----------  --------------  --------------
Underwriting discounts and commissions paid by us......................   $    0.74    $  1,653,750    $  1,827,760
Expenses payable by us.................................................   $    0.23    $    725,000    $    725,000

RESERVED SHARES

    The underwriters, at our request, have reserved for sale at the initial public offering price up to 94,500 shares of common stock to be sold in this offering for sale to our employees and other persons designated by us. Michael Dooling, one of our directors, has expressed interest in acquiring, directly or through affiliates, 100,000 shares of common stock in this offering at the initial public offering price. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in the offering.

NO SALES OF SIMILAR SECURITIES

    Our directors, officers and stockholders who hold 5,413,939 shares in the aggregate, have agreed that they will not offer, sell, or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days from the date of this prospectus.

    In addition, we have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell or otherwise dispose of any shares of common stock except for the shares of common stock offered in the offering, the shares of common stock issuable upon exercise of outstanding options and warrants.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 30 filed public offerings of equity securities, of which 15 have been completed, and has acted as a syndicate member in an additional 9 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

NASDAQ NATIONAL MARKET LISTING

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for our common stock was determined through negotiations between us, the selling stockholders and representatives of the underwriters. Some of the factors considered in these negotiations were our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "RUBO." We cannot assure you, however, that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price. Please see "Risk Factors--Our common stock may not develop an active, liquid trading market."

    The underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered under this prospectus.

MARKET STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. Under these penalty bids, selling concessions that are allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, usually in order to stabilize the market. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. These transactions may be effected on the Nasdaq National Market or otherwise and may be discontinued at any time after they are commenced.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered in the offering will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California. Attorneys associated with Brobeck, Phleger & Harrison LLP own an aggregate of 76,288 shares of common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements as of December 28, 1997 and December 27, 1998 and for each of the three years in the period ended December 27, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules and amendments to the registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

    You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the Commission's Web site, http://www.sec.gov.

    As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    We intend to furnish our stockholders with annual reports containing audited consolidated financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim consolidated financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

RUBIO'S RESTAURANTS, INC.                                                                PAGE
                                                                                       ---------
Independent Auditors' Report.........................................................        F-2

Consolidated Balance Sheets as of December 28, 1997 and December 27, 1998............        F-3

Consolidated Statements of Operations for the years ended December 29, 1996, December
  28, 1997 and December 27, 1998.....................................................        F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
  December 29, 1996, December 28, 1997 and December 27, 1998.........................        F-5

Consolidated Statements of Cash Flows for the years ended December 29, 1996, December
  28, 1997 and December 27, 1998.....................................................        F-6

Notes to Consolidated Financial Statements...........................................        F-7

Unaudited Consolidated Balance Sheets as of December 27, 1998 and March 28, 1999.....       F-24

Unaudited Consolidated Statements of Operations for the three months ended March 29,
  1998 and March 28, 1999............................................................       F-25

Unaudited Consolidated Statements of Cash Flows for the three months ended March 29,
  1998 and March 28, 1999............................................................       F-26

Notes to Unaudited Consolidated Financial Statements.................................       F-27

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Rubio's Restaurants, Inc.:

    We have audited the accompanying consolidated balance sheets of Rubio's Restaurants, Inc. and subsidiary (the "Company") as of December 28, 1997 and December 27, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and of cash flows for each of the three years in the period ended December 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rubio's Restaurants, Inc. and subsidiary as of December 28, 1997 and December 27, 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 27, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Diego, California
March 25, 1999

                           RUBIO'S RESTAURANTS, INC.

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 28, 1997 AND DECEMBER 27, 1998

                                                                                 1997        1998
                                                                              ----------  ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................................  $  866,160  $  786,493
  Short-term investments....................................................   4,758,475   2,721,894
  Other receivables.........................................................      12,592     169,688
  Income taxes receivable...................................................       3,315      99,478
  Inventory.................................................................     254,210     359,755
  Prepaid expenses..........................................................     174,108     295,143
  Deferred income taxes.....................................................          --      53,485
                                                                              ----------  ----------
    Total current assets....................................................   6,068,860   4,485,936
INVESTMENTS.................................................................   4,617,000   3,391,490
PROPERTY--net...............................................................  12,167,851  17,133,392
OTHER ASSETS................................................................     200,294     346,765
DEFERRED INCOME TAXES.......................................................          --     393,914
                                                                              ----------  ----------
TOTAL.......................................................................  $23,054,005 $25,751,497
                                                                              ----------  ----------
                                                                              ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................................  $1,765,720  $2,942,970
  Accrued expenses and other liabilities....................................   1,226,754   2,150,424
  Current portion of long-term debt.........................................     808,232     742,573
  Income taxes payable......................................................          --     105,235
                                                                              ----------  ----------
    Total current liabilities...............................................   3,800,706   5,941,202
DEFERRED RENT...............................................................     637,579     805,054
LONG-TERM DEBT..............................................................   1,753,842   1,113,860
                                                                              ----------  ----------
    Total liabilities.......................................................   6,192,127   7,860,116
                                                                              ----------  ----------
COMMITMENTS AND CONTINGENCIES (Note 4)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  Series B redeemable ($4.04 per share liquidation preference), actual--$.001 par value, 1,092,007 shares authorized, issued and
    outstanding.............................................................   3,348,015   3,408,810
  Series C redeemable ($6.27 per share liquidation preference), actual--$.001 par value, 793,640 shares authorized, issued and
    outstanding.............................................................   4,243,570   4,254,450
  Series D redeemable ($7.77 per share liquidation preference), actual--$.001 par value, 1,524,595 shares authorized, 1,403,843 issued
    and outstanding in 1997 and 1,452,491 issued and outstanding in 1998....   9,411,116  10,032,065
                                                                              ----------  ----------
    Total redeemable convertible preferred stock............................  17,002,701  17,695,325
                                                                              ----------  ----------
STOCKHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock Series A ($2.00 per share liquidation preference), actual--$.001 par value, 1,973,395 shares authorized,
    1,973,395 issued and outstanding in 1997 and 1,924,747 issued and
    outstanding in 1998.....................................................       1,973       1,925
  Common stock, actual--$.001 par value, 7,298,725 shares authorized,
    1,010,577 issued and outstanding in 1997 and 1,048,600 issued and
    outstanding in 1998.....................................................       1,011       1,049
  Paid-in capital...........................................................      28,271          --
  Deferred compensation.....................................................          --      22,881
  Accumulated other comprehensive income....................................          --      44,271
  Retained earnings (accumulated deficit)...................................    (172,078)    125,930
                                                                              ----------  ----------
    Total stockholders' equity (deficit)....................................    (140,823)    196,056
                                                                              ----------  ----------
                                                                              ----------  ----------
TOTAL.......................................................................  $23,054,005 $25,751,497
                                                                              ----------  ----------
                                                                              ----------  ----------

                See notes to consolidated financial statements.

                           RUBIO'S RESTAURANTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

                                                                          1996           1997           1998
                                                                      -------------  -------------  -------------
SALES...............................................................  $  19,523,064  $  29,703,726  $  44,698,531
COSTS AND EXPENSES:
  Cost of sales.....................................................      5,068,647      8,658,651     13,073,417
  Restaurant labor, occupancy and other.............................     10,440,660     15,639,052     22,616,021
  General and administrative expenses...............................      3,175,603      4,253,704      6,148,137
  Depreciation and amortization.....................................        735,241      1,259,283      1,945,932
  Pre-opening expenses..............................................         18,298        270,846        318,529
  Loss on asset impairment..........................................             --        386,928             --
                                                                      -------------  -------------  -------------
OPERATING INCOME (LOSS).............................................         84,615       (764,738)       596,495
OTHER INCOME (EXPENSE):
  Interest and investment income....................................        236,469        188,132        521,110
  Interest expense..................................................       (219,307)      (262,622)      (253,575)
  Miscellaneous income (expense)....................................          1,235         (5,321)        (9,945)
  Loss on disposal/sale of property.................................         (1,799)       (56,395)        (5,073)
                                                                      -------------  -------------  -------------
    Total other income (expense)....................................         16,598       (136,206)       252,517
                                                                      -------------  -------------  -------------
INCOME (LOSS) BEFORE INCOME TAXES...................................        101,213       (900,944)       849,012
INCOME TAX (EXPENSE) BENEFIT........................................        (29,611)       (99,522)        66,276
                                                                      -------------  -------------  -------------
NET INCOME (LOSS)...................................................  $      71,602  $  (1,000,466) $     915,288
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS...............  $       2,644  $  (1,095,105) $     568,055
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
HISTORIC NET INCOME (LOSS) PER SHARE:
  Basic.............................................................  $          --  $       (1.08) $         .55
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Diluted...........................................................  $          --  $       (1.08) $         .14
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
HISTORIC SHARES USED IN CALCULATING HISTORIC NET INCOME (LOSS) PER
  SHARE:
  Basic.............................................................      1,007,639      1,010,483      1,033,469
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Diluted...........................................................      1,025,588      1,010,483      6,417,654
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
PRO FORMA NET INCOME PER SHARE (UNAUDITED):
  Basic.............................................................                                $         .14
                                                                                                    -------------
                                                                                                    -------------
  Diluted...........................................................                                $         .14
                                                                                                    -------------
                                                                                                    -------------
PRO FORMA SHARES USED IN CALCULATING PRO FORMA NET INCOME PER SHARE
  (UNAUDITED):
  Basic.............................................................                                    6,335,909
                                                                                                    -------------
                                                                                                    -------------
  Diluted...........................................................                                    6,457,209
                                                                                                    -------------
                                                                                                    -------------

                See notes to consolidated financial statements.

                           RUBIO'S RESTAURANTS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

                                                           CONVERTIBLE
                                                         PREFERRED STOCK
                                                             SERIES A              COMMON STOCK
                                                      ----------------------  ----------------------   PAID-IN     DEFERRED
                                                       SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL   COMPENSATION
                                                      ---------  -----------  ---------  -----------  ---------  -------------

BALANCE, JANUARY 1, 1996............................  2,000,000   $   2,000   1,000,000   $   1,000   $  24,387
  Exercise of common stock options..................         --          --      10,107          10       3,651
  Repurchase shares of Series A preferred stock.....    (26,605)        (27)         --          --        (216)
  Net income........................................         --          --          --          --          --
  Accretion of redemption--preferred stock..........         --          --          --          --          --
                                                      ---------  -----------  ---------  -----------  ---------
BALANCE, DECEMBER 29, 1996..........................  1,973,395       1,973   1,010,107       1,010      27,822
  Exercise of common stock options..................         --          --         450           1         449
  Net loss..........................................         --          --          --          --          --
  Accretion of redemption--preferred stock..........         --          --          --          --          --
                                                      ---------  -----------  ---------  -----------  ---------
BALANCE, DECEMBER 28, 1997..........................  1,973,395       1,973   1,010,557       1,011      28,271
  Exercise of common stock options..................         --          --      38,043          38      51,634
  Repurchase shares of Series A preferred stock.....    (48,648)        (48)         --          --     (79,905)
  Deferred compensation--stock options..............         --          --          --          --          --    $  22,881
  Accretion of redemption--preferred stock..........         --          --          --          --          --           --
  Net income........................................         --          --          --          --          --           --
  Other comprehensive income:
    Net unrealized gain on available-for-sale
      investments, net of $30,765 tax...............         --          --          --          --          --           --
      Total comprehensive income....................         --          --          --          --          --           --
                                                      ---------  -----------  ---------  -----------  ---------  -------------
BALANCE, DECEMBER 27, 1998..........................  1,924,747   $   1,925   1,048,600   $   1,049   $      --    $  22,881
                                                      ---------  -----------  ---------  -----------  ---------  -------------
                                                      ---------  -----------  ---------  -----------  ---------  -------------

                                                       ACCUMULATED
                                                          OTHER        RETAINED       TOTAL         TOTAL
                                                         COMPRE-       EARNINGS    STOCKHOLDERS'   COMPRE-
                                                         HENSIVE     (ACCUMULATED     EQUITY       HENSIVE
                                                         INCOME        DEFICIT)     (DEFICIT)      INCOME
                                                      -------------  ------------  ------------  -----------
BALANCE, JANUARY 1, 1996............................                  $1,063,309    $1,090,696
  Exercise of common stock options..................                          --         3,661
  Repurchase shares of Series A preferred stock.....                    (142,926)     (143,169)
  Net income........................................                      71,602        71,602
  Accretion of redemption--preferred stock..........                     (68,958)      (68,958)
                                                                     ------------  ------------
BALANCE, DECEMBER 29, 1996..........................                     923,027       953,832
  Exercise of common stock options..................                          --           450
  Net loss..........................................                  (1,000,466)   (1,000,466)
  Accretion of redemption--preferred stock..........                     (94,639)      (94,639)
                                                                     ------------  ------------
BALANCE, DECEMBER 28, 1997..........................                    (172,078)     (140,823)
  Exercise of common stock options..................                          --        51,672
  Repurchase shares of Series A preferred stock.....                    (270,047)     (350,000)
  Deferred compensation--stock options..............                          --        22,881
  Accretion of redemption--preferred stock..........                    (347,233)     (347,233)
  Net income........................................                     915,288       915,288    $ 915,288
  Other comprehensive income:
    Net unrealized gain on available-for-sale
      investments, net of $30,765 tax...............    $  44,271             --        44,271       44,271
                                                                                                 -----------
      Total comprehensive income....................           --             --            --    $ 959,559
                                                      -------------  ------------  ------------  -----------
                                                                                                 -----------
BALANCE, DECEMBER 27, 1998..........................    $  44,271     $  125,930    $  196,056
                                                      -------------  ------------  ------------
                                                      -------------  ------------  ------------

                See notes to consolidated financial statements.

                           RUBIO'S RESTAURANTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

                                                                              1996           1997            1998
                                                                          ------------  --------------  --------------
OPERATING ACTIVITIES:
  Net income (loss).....................................................  $     71,602  $   (1,000,466) $      915,288
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.......................................       735,241       1,259,283       1,945,932
    Loss on asset impairment............................................            --         386,928              --
    Deferred compensation...............................................            --              --          22,881
    Loss on disposal/sale of property...................................         1,799          56,395           5,073
    Changes in assets and liabilities:
      Other receivables.................................................       (24,178)         11,586        (157,096)
      Income taxes receivable...........................................        51,060           8,849         (96,163)
      Inventory.........................................................       (40,880)        (80,230)       (105,545)
      Prepaid expenses..................................................      (179,460)         52,522        (121,035)
      Other assets......................................................       (26,122)         55,781        (146,471)
      Deferred income taxes.............................................        12,525          33,611        (447,399)
      Accounts payable..................................................       522,001         540,584       1,177,250
      Accrued expenses and other liabilities............................       246,727         535,084         923,670
      Income taxes payable..............................................            --              --         105,235
      Deferred rent.....................................................        77,489         135,775         167,475
                                                                          ------------  --------------  --------------
        Cash provided by operating activities...........................     1,447,804       1,995,702       4,189,095
INVESTING ACTIVITIES:
  Proceeds from sale of property........................................         2,002           9,330           7,200
  Purchase of property..................................................    (2,951,304)     (6,423,481)     (6,923,746)
  Purchases of investments..............................................    (9,119,679)    (17,264,580)    (29,648,505)
  Sales and maturities of investments...................................     5,508,529      12,291,384      32,954,867
                                                                          ------------  --------------  --------------
        Cash used for investing activities..............................    (6,560,452)    (11,387,347)     (3,610,184)
FINANCING ACTIVITIES:
  Proceeds from long-term debt..........................................     1,168,678         836,869       2,227,720
  Principal payments on long-term debt..................................      (609,162)       (757,418)     (2,933,361)
  Proceeds from the sale of redeemable preferred stock..................     4,224,527       9,388,152         350,000
  Repurchase of Series A preferred stock................................      (143,169)             --        (350,000)
  Proceeds from exercise of stock options...............................         3,661             450          51,672
  Deferred offering costs...............................................            --              --          (4,609)
  Transfer of cash from restricted deposit..............................        97,002         156,624              --
                                                                          ------------  --------------  --------------
        Cash provided by (used for) financing activities................     4,741,537       9,624,677        (658,578)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........................      (371,111)        233,032         (79,667)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..........................     1,004,239         633,128         866,160
                                                                          ------------  --------------  --------------
CASH AND CASH EQUIVALENTS AT END OF YEAR................................  $    633,128  $      866,160  $      786,493
                                                                          ------------  --------------  --------------
                                                                          ------------  --------------  --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest................................................  $    203,716  $      260,988  $      219,740
  Cash paid (received) related to income taxes--net.....................  $     68,250  $      (61,085) $      402,818
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Holding gains on available-for-sale investments, before tax...........                                $       75,036
                                                                                                        --------------
                                                                                                        --------------

                See notes to consolidated financial statements.

                           RUBIO'S RESTAURANTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS--Rubio's Restaurants, Inc. was incorporated in California in 1985 and reincorporated in Delaware in 1997 (see Note 7). Rubio's Restaurants, Inc. has a wholly-owned subsidiary which was incorporated in Nevada in 1997. Rubio's Restaurants, Inc. and its subsidiary (collectively, the "Company") own and operate a chain of 59 restaurants and three concessions in Southern California, Nevada and Arizona.

    BASIS OF FINANCIAL STATEMENT PRESENTATION--The Company operates and reports on a 52-53 week fiscal year ending on the Sunday closest to December 31.

    ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    CASH EQUIVALENTS--Cash equivalents consist of money market instruments purchased with an original maturity date of three months or less.

    INVESTMENTS--The Company's investments are composed primarily of government and mortgage-backed securities. While it is the Company's general intent to hold such securities until maturity, management will occasionally sell particular securities for cash flow purposes. Therefore, pursuant to Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's investments are classified as available-for-sale based upon the Company's intent, and are accounted for at fair market value (see Note 2). The fair market value of such investments is determined based on quoted market prices for those investments, and approximated cost at December 28, 1997. Holding gains on these investments were $75,036 at December 27, 1998 and are included as other accumulated comprehensive income in the statements of stockholders' equity. Short-term investments are investments with original maturities of greater than three months and remaining maturities of less than one year, or investments that are reasonably expected to be realized in cash or consumed in operations over the next year (see Note 2).

    INVENTORY--Inventory consists of food, beverage and restaurant supplies and is stated at the lower of cost (first-in, first-out method) or market.

    PROPERTY--Property is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the remaining lease term, whichever is less. The lives for equipment are 3 - 7 years and for building and leasehold items, 5 - 20 years.

    The Company periodically assesses its ability to recover the carrying value of its long-lived assets. If management concludes that the carrying value will not be recovered, an impairment write-down is recorded to reduce the asset to its estimated fair value.

    In 1997, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," the Company recorded a loss of $386,928 on long-lived assets where circumstances indicated that the assets were impaired based on the expected future cash flows of one of the restaurant locations. Impairment is reviewed at the lowest levels for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. In the Company's circumstances,

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) such analysis is performed on an individual restaurant basis. The impairment charge was the difference between the carrying value and the estimated fair value of the assets. The Company estimated fair values based on sales prices for comparable assets. The Company will continue to operate this store to the end of the lease term. The Company did not have any impairment losses in fiscal 1996 or 1998.

    DEFERRED RENT--Rent expense on operating leases with scheduled or minimum rent increases is expensed on the straight-line basis over the lease terms. Deferred rent represents the excess of rent charged to expense over rent payable under the lease agreement.

    UNEARNED USAGE ALLOWANCE--The Company receives payments from the Company's beverage suppliers under the suppliers' marketing allowance programs and records such amounts as an unearned usage allowance. The Company recognizes the usage allowance as a reduction to cost of sales based on the actual quantity purchased on a monthly basis.

    STORE PRE-OPENING EXPENSES--Costs incurred in connection with start-up and promotion of new store openings are expensed as incurred.

    INCOME TAXES--The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes" (see Note 5).

    STOCK-BASED COMPENSATION--Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock (see Note 7).

    CONCENTRATION OF CREDIT RISK--The Company invests its excess cash in money market accounts and debt securities. The Company has not experienced any material losses on its cash accounts or other investments.

    EARNINGS PER SHARE--In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" (EPS), effective for all financial statements issued after December 15, 1997. SFAS No. 128 requires dual presentation of "Basic" and "Diluted" EPS by entities with complex capital structures, replacing "Primary" and "Fully Diluted" EPS under APB Opinion No.
15. Basic EPS excludes dilution and is computed by dividing net income or loss attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, warrants to purchase common stock and common stock options using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded where their effect would be antidilutive. EPS for all periods have been computed in accordance with SFAS No. 128 (see Note 8).

    PRO FORMA NET INCOME PER SHARE--In accordance with SFAS No. 128, pro forma basic net income per share is computed based on the weighted average of common shares outstanding during the year,

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) which includes the conversion of 5,262,885 shares of convertible preferred stock then outstanding into 5,262,885 shares of common stock, and the issuance of 39,555 shares of common stock upon the exercise of certain outstanding warrants upon the consummation of the Company's planned initial public offering. Pro forma diluted earnings per share is computed assuming the potential dilution upon exercise of potential common shares using the treasury stock method, except for the years where potential dilution is not assumed as the effect would be antidilutive (see "Earnings Per Share" and Note 8).

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period, resulting from transactions and other events and circumstances from nonowner sources. The Company implemented SFAS No. 130 for fiscal 1998.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for the Company in 1998. The Company currently operates as one segment (see Note 9).

    In April 1998, Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities" was issued by the Accounting Standards Executive Committee. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998. The Company early adopted this SOP for the fiscal year ended December 28, 1997. The adoption of this SOP did not have a material effect on the results of operations.

    RECLASSIFICATIONS--Certain prior year amounts have been reclassified to conform with current year presentation.

2. BALANCE SHEET DETAILS as of December 28, 1997 and December 27, 1998, respectively:

                                                                     1997           1998
                                                                 -------------  -------------
PROPERTY--at cost:
  Building and leasehold improvements..........................  $   7,884,212  $  11,209,218
  Equipment and furniture......................................      7,411,138     10,319,498
  Construction in process and related costs....................        468,580      1,059,514
                                                                 -------------  -------------
                                                                    15,763,930     22,588,230
Less: accumulated depreciation and amortization................     (3,596,079)    (5,454,838)
                                                                 -------------  -------------
Total..........................................................  $  12,167,851  $  17,133,392
                                                                 -------------  -------------
                                                                 -------------  -------------

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

2. BALANCE SHEET DETAILS as of December 28, 1997 and December 27, 1998, respectively: (CONTINUED)

                                                                     1997           1998
                                                                 -------------  -------------
OTHER ASSETS:
  Long-term deposits...........................................  $     193,836  $     268,680
  Other........................................................          6,458         78,085
                                                                 -------------  -------------
Total..........................................................  $     200,294  $     346,765
                                                                 -------------  -------------
                                                                 -------------  -------------

ACCRUED EXPENSES AND OTHER LIABILITIES:
  Compensation.................................................  $     531,997  $   1,069,227
  Sales taxes..................................................        223,129        334,157
  Vacation pay.................................................        165,347        248,136
  Unearned usage allowance.....................................        114,442        206,316
  Other........................................................        191,839        292,588
                                                                 -------------  -------------
Total..........................................................  $   1,226,754  $   2,150,424
                                                                 -------------  -------------
                                                                 -------------  -------------

INVESTMENTS:
  U.S. Treasury notes..........................................  $   9,324,976  $   4,911,791
  Mortgage-backed securities...................................         50,499      1,201,593
                                                                 -------------  -------------
                                                                     9,375,475      6,113,384
  Less current portion.........................................     (4,758,475)    (2,721,894)
                                                                 -------------  -------------
  Non-current..................................................  $   4,617,000  $   3,391,490
                                                                 -------------  -------------
                                                                 -------------  -------------

3.  LONG-TERM DEBT AND CREDIT FACILITIES

    CAPITAL EXPANSION LINE--In 1997, the Company had a $3,000,000 capital expansion line (the "Capital line") with a bank which provided for interest at 1.0% over the bank's referenced rate (8.50% at December 28, 1997). The purpose of the Capital line was to assist the Company in financing leasehold improvements and equipment in new restaurant locations. Under the Capital line, the bank would advance 75% of the invoice amounts, not to exceed $200,000 per location. Once each restaurant was completed the advances were converted to an individual term loan. Each individual loan had specific monthly payments of both principal and interest, commencing one month after conversion. The Capital line was secured by the Company's assets, including a specific collateral assignment of Rubio's trademarks and Waiver and Consent Agreement on all new locations financed. Interest expense for the borrowings under the Capital line was $219,307, $262,622 and $82,081 for the years ended December 29, 1996, December 28, 1997 and December 27, 1998, respectively. The Capital line contained various covenants including the maintenance of a minimum amount of tangible net worth and a debt coverage ratio, and placed certain restrictions on fixed asset purchases. There was $2,562,074 in total borrowings against the Capital line as of December 28, 1997, and the Company was in compliance with all related covenants. There were no additional amounts available upon the expiration of the Capital line on April 30, 1997. The Company refinanced the remaining borrowings under the Capital line with the Term Loan in May 1998.

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

3.  LONG-TERM DEBT AND CREDIT FACILITIES (CONTINUED)
    TERM LOAN--In May 1998, the Company entered into a term loan (the "Term Loan") with another bank to refinance the remaining borrowings under the Capital line. The Term Loan provides for interest, at the election of the Company at:
(1) adjusted LIBOR plus 4.0% per annum (9.25% at December 27, 1998) or (2) the greater of the bank reference rate plus 1.5% or the Federal Funds Effective Rate plus 2.0%. There was $1,856,433 outstanding under the Term Loan as of December 27, 1998. Interest expense was $171,494 under the Term Loan for the year ended December 27, 1998. There are no additional amounts available to the Company under the Term Loan. Principal and interest payments are due in quarterly installments through April 1, 2001 or no later than 90 days after the completion of an initial public offering, whichever is earlier.

    REVOLVING LINE OF CREDIT--In May 1998, the Company entered into a revolving line of credit (the "Credit line") in conjunction with the Term Loan, which provides for interest at the election of the Company, at: (1) adjusted LIBOR plus 4.0% per annum (9.25% at December 27, 1998) or (2) the greater of the bank reference rate plus 1.5% or the Federal Funds Effective Rate plus 2.0%. Principal and interest payments due under the Credit line are payable upon or before maturity at May 12, 2001. There were no borrowings outstanding against the Credit line at December 27, 1998.

    The Term Loan and Credit line contain various covenants including a fixed charge coverage ratio, minimum interest coverage ratio, and maximum total leverage ratio, and place certain restrictions on fixed asset purchases. The Term Loan and Credit line restrict the payment of cash dividends and other stock redemptions or repurchases, as defined in the agreement, without prior consent of the lender. Borrowings under the Credit line and the Term Loan are secured by the Company's assets. The Company was in compliance with all such covenants as of December 27, 1998.

    The following summarizes the balances outstanding as long-term debt as of December 28, 1997 and December 27, 1998:

                                                                        1997          1998
                                                                    ------------  ------------
Term Loan, total quarterly installment payments of $185,643,
  interest payable in arrears ranging from 9.14% to 9.25%.........  $         --  $  1,856,433

Capital line, total monthly installment payments approximating
  $89,193 including interest ranging from 8.38% to 10.75%.........     2,562,074            --

Less current portion..............................................      (808,232)     (742,573)
                                                                    ------------  ------------

Long-term debt....................................................  $  1,753,842  $  1,113,860
                                                                    ------------  ------------
                                                                    ------------  ------------

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

3.  LONG-TERM DEBT AND CREDIT FACILITIES (CONTINUED)
    Principal payments on total long-term debt at December 27, 1998 are as follows:

FISCAL YEAR
--------------------------------------------------------------------------------
1999............................................................................  $    742,573
2000............................................................................       742,573
2001............................................................................       371,287
                                                                                  ------------
                                                                                  $  1,856,433
                                                                                  ------------
                                                                                  ------------

4.  COMMITMENTS AND CONTINGENCIES

    The Company leases restaurant and office facilities, four vehicles, and office equipment under various operating leases expiring through 2013. The leases generally provide renewal options from three to ten years. Certain leases are subject to minimum annual increases based upon the consumer price index not to exceed specific maximum amounts, certain leases have built-in contingent percentage rents based upon sales, and other leases pass through common area charges to the Company. Rental expense under these operating leases was approximately $1,879,954, $2,495,415 and $3,545,546 for fiscal years 1996, 1997 and 1998, respectively.

    Future minimum annual lease commitments, as of December 27, 1998, are as follows:

FISCAL YEAR
-------------------------------------------------------------------------------
1999...........................................................................  $   3,808,816
2000...........................................................................      3,761,455
2001...........................................................................      3,782,455
2002...........................................................................      3,683,500
2003...........................................................................      3,687,735
Thereafter.....................................................................     11,873,765
                                                                                 -------------
Total..........................................................................  $  30,597,726
                                                                                 -------------
                                                                                 -------------

    EMPLOYEE SAVINGS PLAN--On January 31, 1997, the Company adopted a defined contribution benefit 401(k) plan. This plan allows eligible employees to contribute a percentage of their salary, subject to annual limits. The Company matches 25% of each eligible employee's contributions up to 6% of their gross salary. The contributions vest over a five-year period. The Company contributed $43,573 to the plan for the year ended December 27, 1998.

5.  INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the deferred tax (provision) benefit is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates.

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

5.  INCOME TAXES (CONTINUED)
    The components of the income taxes expense for the years ended December 29, 1996, December 28, 1997 and December 27, 1998 are as follows:

                                                             1996        1997         1998
                                                          ----------  -----------  -----------
Federal (expense) benefit:
  Current...............................................  $  (30,609) $    42,483  $  (306,652)
  Deferred..............................................      10,120     (127,496)     368,361
State (expense) benefit:
  Current...............................................        (800)       9,753     (105,236)
  Deferred..............................................      (8,322)     (24,262)     109,803
                                                          ----------  -----------  -----------
Total income tax (expense) benefit......................  $  (29,611) $   (99,522) $    66,276
                                                          ----------  -----------  -----------
                                                          ----------  -----------  -----------

    The income tax expense differs from the Federal statutory rate because of the effect of the following items for the years ended December 29, 1996, December 28, 1997 and December 27, 1998:

                                                                       1996       1997       1998
                                                                     ---------  ---------  ---------
Statutory rate.....................................................      (34.0)%      34.0%     (35.0)%
State income taxes, net of Federal benefit.........................       (6.0)      (1.1)      (5.9)
Non-deductible items...............................................       (4.4)       (.1)       (.9)
Valuation allowance................................................         --      (49.2)      53.2
Other..............................................................       15.1        5.3       (3.6)
                                                                     ---------  ---------  ---------
Effective tax (expense) benefit rate...............................      (29.3)%     (11.1)%       7.8%
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for reporting and the amounts used for income tax purposes.

    The tax effects of items comprising the Company's net deferred tax assets as of December 28, 1997 and December 27, 1998 are as follows:

                                                                         1997         1998
                                                                      -----------  -----------
Deferred rent.......................................................  $   273,139  $   352,936
Differences between book and tax basis of property..................     (351,147)    (326,163)
Reserves currently not deductible...................................      227,770      262,464
Net operating losses................................................      234,737           --
Credits.............................................................       66,089      245,301
Other...............................................................          921      (17,943)
Unrealized gain on investments......................................           --      (30,765)
State taxes.........................................................           --      (38,431)
                                                                      -----------  -----------
Net deferred tax assets before valuation allowance..................      451,509      447,399
Valuation allowance.................................................     (451,509)          --
                                                                      -----------  -----------
Total...............................................................  $        --  $   447,399
                                                                      -----------  -----------
                                                                      -----------  -----------

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

5.  INCOME TAXES (CONTINUED)
    The Company has Federal credit carryforwards available to offset future tax liabilities of $245,301.

    The Company has provided a valuation allowance equal to the net deferred tax asset as of December 28, 1997. The Company eliminated the valuation allowance in 1998 due to management's belief that current year activity made realization of such benefit more likely than not.

6.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

    REDEEMABLE CONVERTIBLE PREFERRED STOCK--The Company has three classes of redeemable convertible preferred stock outstanding, each with voting rights and each subject to the Stock Restriction Agreement dated February 1, 1995, as amended and the Amended and Restated Certificate of Incorporation dated November 18, 1997 (the "Certificate of Incorporation").

       SERIES B REDEEMABLE--In conjunction with the Certificate of Incorporation, the Series B Stock Purchase Agreement and Investors' Rights Agreement as amended and restated on November 19, 1997 provide, among other things, that the Series B stockholders: (1) are entitled to a $.26 per share annual dividend (non-cumulative) prior to any declaration or payment of dividends to any holders of Series A Preferred Stock or common stock, (2) have a liquidation preference of $3.20511 per share plus declared but unpaid dividends plus an amount equal to 8% compounded per annum, (3) may request redemption of their shares, subject to legally available funds, any time on or after July 1, 2000 at a price equal to the greater of $3.20511 per share or the fair market value of such shares, but the Company may elect to defer a portion of the redemption for up to four years from the date of the redemption request, with such deferral bearing interest at prime plus 1%, (4) have the right at any time to convert their shares into common stock on a 1 for 1 basis (subject to adjustment) as defined in the Certificate of Incorporation,
       (5) shall automatically convert their shares to common stock on a 1 for 1 basis upon either (a) the consummation of a public offering with aggregate net proceeds of $15 million, or (b) the date upon which the Company obtains the consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock for such conversion, (6) have certain registration rights and (7) have the right to approve certain corporate transactions and the right of first refusal on certain stock offerings.

       SERIES C REDEEMABLE--In conjunction with the Certificate of Incorporation, the Series C Preferred Stock Purchase Agreement and Investors' Rights Agreement as amended and restated on November 19, 1997, provide, among other things, that the Series C stockholders: (1) are entitled to a $.43 per share annual dividend (non-cumulative) prior to any declaration or payment of dividends to any holders of Series A Preferred Stock or common stock, (2) have a liquidation preference of $5.38126 per share plus declared but unpaid dividends, plus an amount equal to 8% compounded per annum, (3) may request redemption of their shares, subject to legally available funds, any time on or after July 1, 2000 at a price equal to the greater of $5.38126 per share or the fair market value of such shares, but the Company may elect to defer a portion of the redemption for up to four years from the date of the redemption request, with such deferral bearing interest at prime plus 1%, (4) have the right to convert their shares into common stock on a 1 for 1 basis (subject to adjustment) as defined in the Certificate of Incorporation,
       (5) shall automatically convert their shares to common

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED) stock on a 1 for 1 basis (subject to adjustment) upon either (a) the consummation of a public offering with aggregate net proceeds of $15 million, or (b) the date upon which the Company obtains the consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock for such conversion, (6) have certain registration rights and (7) have the right to approve certain corporate transactions and the right of first refusal on certain stock offerings.

       SERIES D REDEEMABLE--In conjunction with the Certificate of Incorporation, the Series D Preferred Stock Purchase Agreement and Investors' Rights Agreement dated November 19, 1997, provide, among other things, that the Series D stockholders: (1) are entitled to a $.5756 per share annual dividend (non-cumulative) prior to any declaration or payment of dividends to any holders of Series A Preferred Stock or common stock, (2) have a liquidation preference of $7.19454 per share plus declared but unpaid dividends, plus an amount equal to 8% compounded per annum, (3) may request redemption of their shares, subject to legally available funds, any time on or after July 1, 2000 at a price equal to the greater of $7.19454 per share or the fair market value of such shares, but the Company may elect to defer a portion of the redemption for up to four years from the date of the redemption request, with such deferral bearing interest at prime plus 1%, (4) have the right to convert their shares into common stock on a 1 for 1 basis (subject to adjustment) as defined in the Certificate of Incorporation, (5) shall automatically convert their shares to common stock on a 1 for 1 basis (subject to adjustment) upon either (a) the consummation of a public offering with aggregate net proceeds of $15 million, or (b) the date upon which the Company obtains the consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock for such conversion, (6) have certain registration rights and (7) have the right to approve certain corporate transactions and the right of first refusal on certain stock offerings.

    PREFERRED STOCK PURCHASE WARRANTS

       DEFERRED STOCK ISSUE COSTS--In connection with the Series D redeemable convertible preferred stock ("Series D Preferred Stock") issuance, the Company issued a warrant to purchase up to 27,104 shares (subject to adjustment under a formula defined in the warrant) of the Company's Series D Preferred Stock. The warrant is exercisable under certain conditions specified in the warrant. The warrant term extends until the earlier of December 31, 2002 or the effective date of an initial public offering of equity securities. The exercise price is $8.63345 per share. The fair value of the warrants upon date of issuance was not material.

       DEBT ISSUE COSTS--In connection with the Term Loan (see Note 3), the Company issued a warrant to purchase up to 45,000 shares (subject to adjustment under a formula defined in the warrant) of the Company's Series D Preferred Stock. The warrant is exercisable under certain conditions specified in the warrant. The warrant term extends until the earlier of December 31, 2002 or the business day preceding an acquisition. The exercise price is $7.19454 per share. The fair value of the warrant upon date of issuance was not material.

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

7.  STOCKHOLDERS' EQUITY (DEFICIT)

    REINCORPORATION--In 1997, the Company changed its state of incorporation from California to Delaware. In connection with this change, the outstanding shares of the Company's no par value common and convertible preferred stock were converted into and exchanged for an equal number of shares of $.001 par value common and convertible preferred stock of the Delaware entity. The financial statements have been restated for all periods presented to reflect this change.

    COMMON STOCK--Holders of common stock are entitled to one vote per share. The rights of the common stock are subject to prior rights of the preferred stock.

    CONVERTIBLE PREFERRED STOCK--The Company has Series A convertible preferred stock outstanding with voting rights. The Series A Preferred Stock is subject to the Stock Restriction Agreement dated February 1, 1995, as amended and the Amended and Restated Certificate of Incorporation dated November 18, 1997 (the "Certificate of Incorporation"). The rights of the Series A stockholders are junior to the Series B, Series C and Series D stockholders. The Series A stockholders have the right, at any time, to convert their shares into common stock on a 1 for 1 basis, subject to adjustment as defined in the Certificate of Incorporation. Should a liquidation take place, preferred stockholders have preferential rights to distributions equal to $2.00 per share. Conversion becomes automatic in the event: (1) the Company initiates a public offering with aggregate net proceeds of $15 million, or (2) the majority of the holders of the then outstanding preferred stock elect to convert their shares into common stock. The holders have certain registration rights.

    COMMON STOCK WARRANT--In connection with the Series B convertible redeemable preferred stock issuance (see Note 6), the Company issued a warrant to purchase up to 50,000 shares (subject to adjustment under a formula defined in the warrant) of the Company's common stock. The warrant is exercisable under certain conditions specified in the warrant. The warrant term extends until the earlier of February 2, 2000 or the effective date of an initial public offering of equity securities. The exercise price is $3.20511 per share. The total fair value of the warrant upon date of issuance was not material.

    1995 STOCK OPTION/STOCK ISSUANCE PLAN--On May 30, 1996, the stockholders of the Company approved the 1995 Stock Option/Stock Issuance Plan (the "Plan"). The Plan supersedes and incorporates all options outstanding under the 1993 Stock Option Plan. The Plan provides for the issuance of incentive and nonstatutory options and for the purchase of common stock for eligible individuals. The Board of Directors administers the Plan. The stock issuable under the Plan is shares of authorized but unissued or reacquired common stock. The maximum number of shares of common stock which may be issued over the term of the Plan may not exceed 306,147 shares. The total number of shares authorized, as well as shares subject to outstanding options, will be adjusted in the event of certain changes to the Company's capital structure, such as stock splits or dividends or other recapitalization. In no event will any adjustment be made in connection with the conversion of one or more outstanding shares of the Company's preferred stock into shares of common stock.

    The Plan is divided into two separate programs: (1) the option grant program and (2) the stock issuance program. Participation in the Plan is limited to employees, non-employee directors and consultants of the Company. The option exercise price per share is fixed by the Plan administrator in accordance with the following provisions: (1) the exercise price shall not be less than 85% of the fair market value per share of the common stock on the date of grant, except for incentive stock options, where the exercise price shall not be less than 100% of the fair market value of the common stock on

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) the date of grant, and (2) if the person to whom the option is granted is a 10% stockholder, then the exercise price per share shall not be less than 110% of the fair market value per share of the common stock on the option grant date. The purchase price per share for stock issuances is determined by the Plan administrator and must be at least 85% of the fair market value of a share of common stock at the time of issuance.

    Each option granted under the Plan has a maximum term of either five or ten years (depending on stock ownership) and will be subject to earlier termination in the event of the optionee's termination of service.

    1998 STOCK OPTION/STOCK ISSUANCE PLAN--On March 27, 1998, the stockholders of the Company approved the 1998 Stock Option/Stock Issuance Plan (the "1998 Plan"). The 1998 Plan provides for the issuance of incentive and nonstatutory options and for the purchase of common stock for eligible individuals. The Board of Directors administers the 1998 Plan. The stock issuable under the 1998 Plan is shares of authorized but unissued or reacquired common stock. The number of shares of common stock which may be issued over the term of the 1998 Plan, including the authorization of an additional 200,000 shares for issuance on March 18, 1999, may not exceed 368,853 shares. The total number of shares authorized, as well as shares subject to outstanding options, will be adjusted in the event of certain changes to the Company's capital structure, such as stock splits or dividends or other recapitalization. In no event will any adjustment be made in connection with the conversion of one or more outstanding shares of the Company's preferred stock into shares of common stock.

    The 1998 Plan is divided into two separate programs: (1) the option grant program and (2) the stock issuance program. Participation in the 1998 Plan is limited to employees, non-employee directors and consultants of the Company. The option exercise price per share is fixed by the 1998 Plan administrator in accordance with the following provisions: (1) the exercise price shall not be less than 85% of the fair market value per share of the common stock on the date of grant, except for incentive stock options, where the exercise price shall not be less than 100% of the fair market value of the common stock on the date of grant, and (2) if the person to whom the option is granted is a 10% stockholder, then the exercise price per share shall not be less than 110% of the fair market value per share of the common stock on the option grant date. The purchase price per share for stock issuances is determined by the 1998 Plan administrator and must be at least 85% of the fair market value of a share of common stock at the time of issuance. The purchase price per share for stock issuances to a 10% stockholder shall not be less than 110% of the fair market at the time of issuance.

    Each option granted under the 1998 Plan has a maximum term of either five or ten years (depending on stock ownership) and will be subject to earlier termination in the event of the optionee's termination of service.

    1999 STOCK INCENTIVE PLAN--On March 18, 1999 and March 24, 1999, the Board of Directors and the stockholders, respectively, of the Company approved the 1999 Stock Incentive Plan (the "1999 Plan"). The 1999 Plan will be effective upon the execution of the underwriting agreement and pricing of the common stock with respect to the Company's initial public offering. All outstanding options under the 1993 Stock Option Plan, the 1995 Stock Option/Stock Issuance Plan and the 1998 Stock Option/Stock Issuance Plan (collectively, the "predecessor plans") will be incorporated into the 1999 Plan upon the effective date, and no further grants will be made under the predecessor plans. Except as otherwise

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) noted below, the options previously granted under the predecessor plans will have substantially the same terms as in effect for new grants made under the 1999 Plan.

    The stock issuable under the 1999 Plan shall be shares of authorized but unissued or reacquired common stock, including shares repurchased by the Company on the open market. A total of 1,123,938 shares of common stock have been authorized for issuance under the 1999 Plan, which includes the shares subject to outstanding options under the predecessor plans. As of December 27, 1998, 145,860 options were available for grant under the predecessor plans. The number of shares of common stock reserved for issuance under the 1999 Plan will automatically increase on the first trading day in January each year, beginning in calendar year 2000. The increase will be equal to 3% of the total number of shares of common stock outstanding as of the last trading day in December of the preceding year, not to exceed 450,000 shares in any given year. In addition, no participant in the 1999 Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of common stock in the aggregate per calendar year. Each option shall have a maximum term of either five or ten years, depending on the related program, and will be subject to earlier termination in the event of the optionee's termination of service.

    The 1999 Plan is divided into five separate components; (1) the discretionary option grant program, (2) the stock issuance program, (3) the salary investment option grant program, (4) the automatic option grant program and (5) the director fee option grant program.

    The discretionary option grant and stock issuance programs provide for the issuance of incentive and nonstatutory options for eligible employees. The option exercise price per share is fixed by the 1999 Plan administrator in accordance with the following provisions: (1) the exercise price shall not be less than 100% of the fair market value per share of the common stock on the date of grant, and (2) if the person to whom the option is granted is a 10% stockholder, then the exercise price per share shall not be less than 110% of the fair market value per share of the common stock on the date of grant. The purchase price for stock issuances is determined by the 1999 Plan administrator and shall not be less than 100% of the fair market value of a share of common stock at the time of issuance. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the 1999 Plan administrator as set forth in the related individual option agreements.

    The salary investment option grant program, if activated, would be available to executive officers and other highly compensated eligible employees. The participants may elect, prior to the start of a calendar year, to reduce their base salary by a specific dollar amount not less than $10,000 nor more than $50,000. The options will be exercisable at a price equal to one-third of the fair market value of the options at grant date. The options will vest monthly for one year and are subject to full and immediate vesting upon certain changes in ownership of the Company.

    The automatic option grant program is available to non-employee board members. When the 1999 Plan becomes effective, eligible individuals will automatically receive an option grant for 15,000 shares on the date of joining the board provided that they have not been previously employed by the Company. In addition, at the date of each annual meeting of stockholders, each non-employee board member will automatically be granted an option to purchase 5,000 shares of common stock, provided that the individual has served on the board for at least six months. All grants under the automatic

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) option grant program vest immediately upon issuance. The exercise price per share shall be equal to 100% of the fair market value of the common stock on the date of grant.

    The director fee option grant program allows, if activated, for non-employee board members to apply any of their annual retainer fees to the acquisition of a special option grant. The options will be exercisable at a price equal to one-third of the fair market value of the options at the grant date. The options will vest monthly for one year and are subject to full and immediate vesting upon certain changes in ownership of the Company.

    The board may amend or modify the 1999 Plan at any time, subject to any required stockholder approval. The 1999 Plan will terminate at the earliest of
(1) March 17, 2009, (2) the date on which all shares available for issuance under our 1999 Plan have been issued as fully-vested shares or (3) the termination of all outstanding options in connection with certain ownership changes.

    1999 EMPLOYEE STOCK PURCHASE PLAN--On March 18, 1999 and March 24, 1999, the Board of Directors and stockholders, respectively, approved the 1999 Employee Stock Purchase Plan ("ESPP"). The ESPP will be effective upon the execution of the underwriting agreement and pricing of the common stock with respect to the Company's initial public offering. The ESPP allows eligible employees, as specified in the ESPP, to purchase shares of common stock in semi-annual intervals through payroll deductions under this plan. The accumulated payroll deductions will be applied to the purchase of shares on the employee's behalf at a price per share equal to 85% of the lower of (1) the fair market value of the Company's common stock at the date of entry into the current offering period or
(2) the fair market value on the purchase date. An initial reserve of 200,000 shares of common stock has been authorized for issuance under the ESPP. The Board of Directors may alter, suspend or discontinue the ESPP. However, certain amendments to the ESPP may require stockholder approval.

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

7.  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    The following is a summary of stock option activity for fiscal 1996, 1997 and 1998:

                                                             SHARES
                                                     -----------------------      WEIGHTED
                                                      OPTIONS                 AVERAGE EXERCISE
                                                     AVAILABLE     OPTIONS          PRICE
                                                     FOR GRANT   OUTSTANDING      PER SHARE
                                                     ----------  -----------  -----------------
Balance at January 1, 1996.........................     161,720      63,280       $    0.86
  Authorized.......................................     100,000          --              --
  Granted..........................................    (125,060)    125,060            1.46
  Exercised........................................                 (10,107)           0.36
  Forfeited........................................      23,863     (23,863)           1.07
                                                     ----------  -----------
Balance at December 29, 1996.......................     160,523     154,370            1.40
  Authorized.......................................
  Granted..........................................     (87,930)     87,930            1.54
  Exercised........................................                    (450)           1.00
  Forfeited........................................      17,200     (17,200)           1.50
                                                     ----------  -----------
Balance at December 28, 1997.......................      89,793     224,650            1.33
  Authorized.......................................     150,000
  Granted..........................................    (137,140)    137,140            2.63
  Exercised........................................                 (38,043)           1.39
  Forfeited........................................      43,207     (43,207)           1.75
                                                     ----------  -----------
Balance at December 27, 1998.......................     145,860     280,540            1.96
                                                     ----------  -----------
                                                     ----------  -----------
Exercisable, December 29, 1996.....................                  14,945            1.01
                                                                 -----------
                                                                 -----------
Exercisable, December 28, 1997.....................                  66,010            1.33
                                                                 -----------
                                                                 -----------
Exercisable, December 27, 1998.....................                  92,585            1.46
                                                                 -----------
                                                                 -----------

    The Company applies APB Opinion No. 25 and related interpretations in accounting for its employee stock option plans (see Note 1). Under APB Opinion No. 25, the Company will record compensation expense resulting from the difference between the respective grant price per share and the estimated fair market value of the common stock at the dates of grant. Total deferred compensation for fiscal 1998 grants was $300,540, and will be recorded ratably over the vesting period of the respective options. For the year ended December 27, 1998 the Company recorded $22,881 of deferred compensation expense associated with these option grants.

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

7.  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    The following table summarizes the impact on the Company's net income (loss) had compensation cost been determined based upon the fair value at the grant date for awards under the stock option plans consistent with the methodology prescribed under SFAS No. 123:

                                                                     FISCAL YEARS
                                                         -------------------------------------
                                                            1996         1997          1998
                                                         ----------  -------------  ----------
Net income (loss) attributable to common stockholders:
    Basic..............................................  $    2,644  $  (1,095,105) $  568,055
    Diluted............................................       2,644     (1,095,105)    915,288

As adjusted under SFAS No. 123:
  Net income (loss):
    Basic..............................................  $  (19,262) $  (1,127,202) $  520,283
    Diluted............................................     (19,262)    (1,127,202)    867,516

Net income (loss) per share:
    Basic..............................................  $    (0.02) $       (1.12) $     0.50
    Diluted............................................       (0.02)         (1.12)       0.14

    The following table summarizes the weighted average fair value at grant date for the options granted during fiscal 1996, 1997 and 1998 using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                        FISCAL YEARS
                                                               -------------------------------
                                                                 1996       1997       1998
                                                               ---------  ---------  ---------
Expected dividend yield......................................  None       None       None
Expected stock price volatility..............................  None       None       None
Risk-free interest rate......................................  6.00%      6.00%      5.60%
Assumed forfeiture rate......................................  0%         20%        10%
Expected lives of options....................................  10 years   8 years    5 years
Weighted average fair value per share........................  $0.64      $0.58      $0.57

    The estimated fair value of options granted is subject to the assumptions made and if the assumptions changed, the estimated fair value amounts could be significantly different.

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

7.  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    The following table summarizes information as of December 27, 1998 concerning currently outstanding and exercisable options:

                                          OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                         -----------------------------------------------------  ------------------------
                                         WEIGHTED AVERAGE                                     WEIGHTED
                                             REMAINING            WEIGHTED                     AVERAGE
RANGE OF EXERCISE          NUMBER        CONTRACTUAL LIFE          AVERAGE        NUMBER      EXERCISE
  PRICES                 OUTSTANDING          (YEARS)          EXERCISE PRICE   EXERCISABLE     PRICE
-----------------------  -----------  -----------------------  ---------------  -----------  -----------
$1.00--$2.00...........     249,320                  3            $    1.62         92,585    $    1.46
$4.00--$5.00...........      31,220                  5            $    4.64             --           --
                         -----------                                            -----------
                         280,540...                               $    1.96         92,585    $    1.46
                         -----------                                            -----------
                         -----------                                            -----------

8.  EARNINGS PER SHARE

    Reconciliation of basic and diluted earnings per share in accordance with SFAS No. 128 (see Note 1) is as follows:

                                                                                 FISCAL YEAR                  PRO FORMA
                                                                  -----------------------------------------      1998
                                                                      1996          1997           1998      (UNAUDITED)
                                                                  ------------  -------------  ------------  ------------
Numerator
  Basic:
    Net income (loss)...........................................  $     71,602  $  (1,000,466) $    915,288  $    915,288
    Accretion on redeemable convertible preferred stock.........       (68,958)       (94,639)     (347,233)           --
                                                                  ------------  -------------  ------------  ------------
      Net income (loss) attributable to common stockholders.....         2,644     (1,095,105)      568,055       915,288
  Diluted:
    Reversal of accretion on redeemable convertible preferred
      stock.....................................................            --             --       347,233            --
                                                                  ------------  -------------  ------------  ------------
      Net income (loss) attributable to common stockholders.....  $      2,644  $  (1,095,105) $    915,288  $    915,288
                                                                  ------------  -------------  ------------  ------------
                                                                  ------------  -------------  ------------  ------------

                           RUBIO'S RESTAURANTS, INC.

     YEARS ENDED DECEMBER 29, 1996, DECEMBER 28, 1997 AND DECEMBER 27, 1998

8.  EARNINGS PER SHARE (CONTINUED)

                                                                                 FISCAL YEAR                  PRO FORMA
                                                                  -----------------------------------------      1998
                                                                      1996          1997           1998      (UNAUDITED)
                                                                  ------------  -------------  ------------  ------------
Denominator
  Basic:
    Weighted average common shares
      outstanding...............................................     1,007,639      1,010,483     1,033,469     1,033,469
    Conversion of convertible preferred stock...................            --             --            --     5,262,885
    Conversion of warrants into common stock....................            --             --            --        39,555
                                                                  ------------  -------------  ------------  ------------
      Total weighted average common shares outstanding..........     1,007,639      1,010,483     1,033,469     6,335,909
  Diluted:
  Effect of dilutive securities:
    Common stock options........................................        17,949             --       121,300       121,300
    Conversion of convertible preferred stock...................            --             --     5,262,885            --
                                                                  ------------  -------------  ------------  ------------
      Total weighted average common and potential common shares
        outstanding.............................................     1,025,588      1,010,483     6,417,654     6,457,209
                                                                  ------------  -------------  ------------  ------------
                                                                  ------------  -------------  ------------  ------------
Earnings (loss) per share:
  Basic.........................................................  $         --  $       (1.08) $       0.55  $       0.14
  Diluted.......................................................  $         --  $       (1.08) $       0.14  $       0.14

9.  SEGMENTED INFORMATION

    The Company owns and operates high-quality, quick-service Mexican restaurants under the name "Rubio's Baja Grill," with restaurants primarily in California, Arizona and Nevada. In accordance with SFAS No. 131, the Company currently considers its business to consist of one reportable operating segment.

                                    ********

                           RUBIO'S RESTAURANTS, INC.

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                                                                      PRO FORMA
                                                                                                    STOCKHOLDERS'
                                                                                                       EQUITY
                                                                                       MARCH 28,      MARCH 28,
                                                                                         1999           1999
                                                                      DECEMBER 27,   -------------  -------------
                                                                          1998
                                                                      -------------
                                                                        (AUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $     786,493  $   1,124,061
  Short-term investments............................................      2,721,894        646,950
  Other receivables.................................................        169,688        379,817
  Income taxes receivable...........................................         99,478         99,478
  Inventory.........................................................        359,755        371,169
  Prepaid expenses..................................................        295,143        446,224
  Deferred income taxes.............................................         53,485         53,485
                                                                      -------------  -------------
    Total current assets............................................      4,485,936      3,121,184
INVESTMENTS.........................................................      3,391,490      2,525,880
PROPERTY--net.......................................................     17,133,392     19,052,820
OTHER ASSETS........................................................        346,765        392,530
DEFERRED INCOME TAXES...............................................        393,914        342,125
                                                                      -------------  -------------
    TOTAL...........................................................  $  25,751,497  $  25,434,539
                                                                      -------------  -------------
                                                                      -------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................................  $   2,942,970  $   2,708,255
  Accrued expenses and other liabilities............................      2,150,424      2,201,124
  Current portion of long-term debt.................................        742,573        742,573
  Income taxes payable..............................................        105,235         40,477
                                                                      -------------  -------------
    Total current liabilities.......................................      5,941,202      5,692,429
DEFERRED RENT.......................................................        805,054        891,111
LONG-TERM DEBT......................................................      1,113,860        928,217
                                                                      -------------  -------------
    Total liabilities...............................................      7,860,116      7,511,757
                                                                      -------------  -------------
COMMITMENTS AND CONTINGENCIES (NOTE 3)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  Series B redeemable ($4.12 per share liquidation preference), actual--$.001 par value, 1,092,007 shares authorized, issued and outstanding; pro forma--no shares authorized, issued or
    outstanding.....................................................      3,408,810      3,424,008
  Series C redeemable ($6.40 per share liquidation preference), actual--$.001 par value, 793,640 shares authorized, issued and outstanding; pro forma--no shares authorized, issued or
    outstanding.....................................................      4,254,450      4,257,171
  Series D redeemable ($7.93 per share liquidation preference), actual--$.001 par value, 1,524,595 shares authorized, 1,452,491 issued and outstanding; pro forma--no shares authorized, issued
    or outstanding..................................................     10,032,065     10,100,954
                                                                      -------------  -------------
  Total redeemable convertible preferred stock......................     17,695,325     17,782,133  $          --
                                                                      -------------  -------------  -------------
STOCKHOLDERS' EQUITY
  Convertible preferred stock Series A ($2.00 per share liquidation preference), acutal--$.001 par value, 1,973,395 shares
    authorized, 1,924,747 issued and outstanding; pro forma--no
    shares authorized, issued or outstanding........................          1,925          1,925
  Common stock, actual--$.001 par value, 7,298,725 shares
    authorized, 1,048,600 issued and outstanding in 1998 and
    1,051,062 issued and outstanding in 1999; pro forma-- 6,353,502
    shares issued and outstanding...................................          1,049          1,051          6,354
  Paid-in capital...................................................             --          2,893     17,781,688
  Deferred compensation.............................................         22,881         39,014         39,014
  Accumulated other comprehensive income............................         44,271         11,278         11,278
  Retained earnings.................................................        125,930         84,488         84,488
                                                                      -------------  -------------  -------------
    Total stockholders' equity......................................        196,056        140,649  $  17,922,822
                                                                      -------------  -------------  -------------
                                                                                                    -------------
    TOTAL...........................................................  $  25,751,497  $  25,434,539
                                                                      -------------  -------------
                                                                      -------------  -------------

           See notes to unaudited consolidated financial statements.

                           RUBIO'S RESTAURANTS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  FOR THE THREE MONTHS ENDED
                                                                             ------------------------------------
                                                                              MARCH 29, 1998     MARCH 28, 1999
                                                                             -----------------  -----------------
SALES......................................................................  $       9,217,238  $      14,382,898
COSTS AND EXPENSES:
  Cost of sales............................................................          2,671,495          4,246,923
  Restaurant labor, occupancy and other....................................          4,895,311          7,253,498
  General and administrative expenses......................................          1,428,142          2,074,890
  Depreciation and amortization............................................            425,964            640,606
  Pre-opening expenses.....................................................             50,732             94,394
                                                                             -----------------  -----------------
OPERATING INCOME (LOSS)....................................................           (254,406)            72,587
OTHER INCOME (EXPENSE):
  Interest and investment income...........................................            137,236             62,928
  Interest expense.........................................................            (58,004)           (55,517)
  Miscellaneous income (expense)...........................................              2,394               (400)
  Gain (loss) on disposal/sale of property.................................              5,725             (3,989)
                                                                             -----------------  -----------------
    Total other income (expense)...........................................             87,351              3,022
                                                                             -----------------  -----------------
INCOME (LOSS) BEFORE INCOME TAXES..........................................           (167,055)            75,609
INCOME TAX EXPENSE.........................................................            (12,999)           (30,244)
                                                                             -----------------  -----------------
NET INCOME (LOSS)..........................................................  $        (180,054) $          45,365
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS...............................  $        (266,862) $         (41,443)
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
HISTORIC NET LOSS PER SHARE:
  Basic and diluted........................................................  $           (0.26) $           (0.04)
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
HISTORIC SHARES USED IN CALCULATING HISTORIC NET LOSS PER SHARE:
  Basic and diluted........................................................          1,012,731          1,049,790
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
PRO FORMA NET INCOME PER SHARE.............................................
  (UNAUDITED):
  Basic and diluted........................................................                     $            0.01
                                                                                                -----------------
                                                                                                -----------------
PRO FORMA SHARES USED IN CALCULATING PRO FORMA NET INCOME PER SHARE
  (UNAUDITED):
  Basic....................................................................                             6,352,230
                                                                                                -----------------
                                                                                                -----------------
  Diluted..................................................................                             6,617,939
                                                                                                -----------------
                                                                                                -----------------

           See notes to unaudited consolidated financial statements.

                           RUBIO'S RESTAURANTS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    FOR THE THREE MONTHS ENDED
                                                                                ----------------------------------
                                                                                 MARCH 29, 1998    MARCH 28, 1999
                                                                                ----------------  ----------------
OPERATING ACTIVITIES:
  Net income (loss)...........................................................  $       (180,054) $         45,365
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.............................................           425,964           640,606
    Deferred compensation.....................................................             7,627            16,133
    (Gain) loss on disposal/sale of property..................................            (5,725)            3,989
    Changes in assets and liabilities:
      Other receivables.......................................................           (11,578)         (210,129)
      Inventory...............................................................             3,663           (11,414)
      Prepaid expenses........................................................           (47,329)         (151,081)
      Other assets............................................................           (20,311)          (45,765)
      Accounts payable........................................................           (83,809)         (234,715)
      Accrued expenses and other liabilities..................................           189,002            50,700
      Income taxes payable....................................................            12,999           (64,758)
      Deferred rent...........................................................            42,284            86,057
                                                                                ----------------  ----------------
        Cash provided by operating activities.................................           332,733           124,988
                                                                                ----------------  ----------------
INVESTING ACTIVITIES:
  Proceeds from sale of property..............................................             7,200                --
  Purchase of property........................................................        (1,332,870)       (2,564,022)
  Purchases of investments....................................................        (3,007,802)       (8,969,694)
  Sales and maturities of investments.........................................         4,102,130        11,929,044
                                                                                ----------------  ----------------
        Cash provided by (used for) investing activities......................          (231,342)          395,328
                                                                                ----------------  ----------------
FINANCING ACTIVITIES:
  Principal payments on long-term debt........................................          (205,990)         (185,643)
  Proceeds from exercise of stock options.....................................                --             2,895
  Deferred offering costs.....................................................            (4,608)               --
                                                                                ----------------  ----------------
        Cash used for financing activities....................................          (210,598)         (182,748)
                                                                                ----------------  ----------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............................          (109,207)          337,568
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..............................           866,160           786,493
                                                                                ----------------  ----------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....................................  $        756,953  $      1,124,061
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest......................................................  $         55,630  $         53,467
  Cash paid related to income taxes...........................................                    $         95,000

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
  Holding gains on available-for-sale investments, before tax.................                    $         18,796
                                                                                                  ----------------
                                                                                                  ----------------

           See notes to unaudited consolidated financial statements.

                           RUBIO'S RESTAURANTS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE THREE MONTHS ENDED MARCH 28, 1999

1.  BASIS OF PRESENTATION

    The accompanying consolidated financial information has been prepared by Rubio's Restaurants, Inc. and its wholly-owned subsidiary (collectively, the "Company") without audit, in accordance with the instructions to Form 10-Q and therefore does not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in accordance with generally accepted accounting principles.

    UNAUDITED INTERIM FINANCIAL DATA--In the opinion of management, the unaudited consolidated financial statements for the interim periods presented reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations as of and for such periods indicated. These consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus for the year ended December 27, 1998. Results for the interim periods presented herein are not necessarily indicative of results which may be reported for any other interim period or for the entire fiscal year.

    PRO FORMA NET INCOME PER SHARE--In accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" (EPS), pro forma basic net income per share is computed based on the weighted average of common shares outstanding during the year, which includes the conversion of all convertible preferred stock and the issuance of shares of common stock upon the exercise of certain outstanding warrants (see "Unaudited Pro Forma Stockholders' Equity") upon the consummation of the Company's planned initial public offering. Pro forma diluted earnings per share is computed assuming the potential dilution upon exercise of potential common shares using the treasury stock method, except for the years where potential dilution is not assumed as the effect would be antidilutive (see Note 4).

    UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY--On March 18, 1999, the Company's Board of Directors approved an increase in the authorized shares of common stock to 75,000,000 and authorized 5,000,000 shares of undesignated preferred stock. The change in authorized shares will be effective upon the closing of the company's planned initial public offering. Consolidated stockholders' equity as of March 28, 1999 has been shown on a pro forma basis, assuming conversion of 5,262,885 shares of convertible preferred stock then outstanding into 5,262,885 shares of common stock, and the issuance of 39,555 shares of common stock upon the exercise of certain outstanding warrants. The unaudited pro forma consolidated balance sheet as of March 28, 1999 and pro forma net income per share (see "Pro Forma Net Income Per Share"), reflect this conversion.

                           RUBIO'S RESTAURANTS, INC.

                   FOR THE THREE MONTHS ENDED MARCH 28, 1999

2. BALANCE SHEET DETAILS as of December 27, 1998 and March 28, 1999, respectively:

                                                                     1998           1999
                                                                 -------------  -------------
PROPERTY--at cost:
  Building and leasehold improvements..........................  $  11,209,218  $  12,419,980
  Equipment and furniture......................................     10,319,498     12,062,713
  Construction in process and related costs....................      1,059,514        696,110
                                                                 -------------  -------------
                                                                    22,588,230     25,178,803
  Less: accumulated depreciation and amortization..............     (5,454,838)    (6,125,983)
                                                                 -------------  -------------
  Total........................................................  $  17,133,392  $  19,052,820
                                                                 -------------  -------------
                                                                 -------------  -------------
ACCRUED EXPENSES AND OTHER LIABILITIES:
  Compensation.................................................  $   1,069,227  $     817,744
  Sales taxes..................................................        334,157        422,606
  Vacation pay.................................................        248,136        260,556
  Unearned usage allowance.....................................        206,316        100,502
  Other........................................................        292,588        599,716
                                                                 -------------  -------------
    Total......................................................  $   2,150,424  $   2,201,124
                                                                 -------------  -------------
                                                                 -------------  -------------

3.  LONG-TERM DEBT AND CREDIT FACILITIES

    TERM LOAN--On April 1, 1999, the Company amended the Revolving Credit and Term Loan Agreement (the "Term Loan"). The amendment eliminated the provision to prepay the Term Loan including interest not later than 90 days after the completion of an initial public offering. The amendment also provides for a decrease in the interest rate, at the election of the Company, to a bank reference rate plus 0.75% or an adjusted LIBOR plus 3.0% per annum. There was $1,670,790 outstanding under the Term Loan as of March 28, 1999. Interest expense was $55,517 under the Term Loan for the three months ended March 28, 1999. There are no additional amounts available to the Company under the Term Loan. Principal and interest payments are due in quarterly installments through April 1, 2001.

    REVOLVING LINE OF CREDIT--On April 1, 1999, the Company amended the Revolving Credit and Term Loan Agreement (the "Credit line"). The amendment decreased the rate for any unused commitment fees to 0.375%. In addition, the amendment provides for a decrease in the interest rate, at the election of the Company, to a bank reference rate plus 0.75% or an adjusted LIBOR plus 3.0% per annum. Principal and interest payments due under the Credit line are payable before or upon maturity at May 12, 2001. There were no borrowings outstanding against the Credit line at March 28, 1999. On April 9, 1999, the Company borrowed $1.0 million against the Credit line.

                           RUBIO'S RESTAURANTS, INC.

                   FOR THE THREE MONTHS ENDED MARCH 28, 1999

4.  EARNINGS PER SHARE

    Reconciliation of basic and diluted earnings per share in accordance with SFAS No. 128 is as follows:

                                                                FOR THE THREE MONTHS ENDED
                                                           ------------------------------------
                                                            MARCH 29, 1998      MARCH 28,1999
                                                           -----------------  -----------------      PRO FORMA
                                                                                                   MARCH 28,1999
                                                                                                 -----------------
                                                                                                    (UNAUDITED)
Numerator
  Basic:
    Net income (loss)....................................  $        (180,054) $          45,365  $          45,365
    Accretion on redeemable convertible preferred
      stock..............................................            (86,808)           (86,808)                --
                                                           -----------------  -----------------  -----------------
      Net income (loss) attributable to common
        stockholders.....................................           (266,862)           (41,443)            45,365
  Diluted:
    Reversal of accretion on redeemable convertible
      preferred stock                                                     --                 --                 --
                                                           -----------------  -----------------  -----------------
      Net income (loss) attributable to common
        stockholders.....................................  $        (266,862) $         (41,443) $          45,365
                                                           -----------------  -----------------  -----------------
                                                           -----------------  -----------------  -----------------
  Denominator
    Basic:
      Weighted average common shares outstanding.........          1,012,731          1,049,790          1,049,790
      Conversion of convertible preferred stock..........                 --                 --          5,262,885
      Conversion of warrants into common stock...........                 --                 --             39,555
                                                           -----------------  -----------------  -----------------
        Total weighted average common shares
          outstanding....................................          1,012,731          1,049,790          6,352,230
    Diluted:
    Effect of dilutive securities:
      Common stock options...............................                 --                 --            265,709
      Conversion of convertible preferred stock..........                 --                 --                 --
                                                           -----------------  -----------------  -----------------
        Total weighted average common and potential
          common shares outstanding......................          1,012,731          1,049,790          6,617,939
                                                           -----------------  -----------------  -----------------
                                                           -----------------  -----------------  -----------------
  Earnings (loss) per share:
    Basic................................................  $           (0.26) $           (0.04) $            0.01
    Diluted..............................................  $           (0.26) $           (0.04) $            0.01

REAR INSIDE COVER:

    Photograph of a scene from the Baja peninsula, overlaid with pictures of our restaurant interiors, as well as pictures of a Baja Bowl, lobster burrito and nachos grande from our menu, with captions identifying the name of each product.

    A copy of our menu will be attached to the inside back cover.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus or to which we have referred you. Neither we nor any underwriter has authorized anyone to provide you with information that is different. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, even if this prospectus is delivered to you after the prospectus date, or you buy our common stock after the prospectus date.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Conventions Which Apply to this Prospectus................................   14
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Dilution..................................................................   15
Capitalization............................................................   16
Selected Consolidated Financial Data......................................   17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   19
Business..................................................................   28
Management................................................................   37
Certain Relationships and Related Transactions............................   47
Principal Stockholders....................................................   48
Selling Stockholders......................................................   50
Description of Securities.................................................   51
Shares Eligible for Future Sale...........................................   56
Underwriting..............................................................   57
Legal Matters.............................................................   60
Experts...................................................................   60
Where You Can Find More Information.......................................   60
Index to Consolidated Financial Statements................................  F-1

Until June 15, 1999, all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     [LOGO]

                           Rubio's Restaurants, Inc.

                                3,150,000 Shares

                                  Common Stock
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                           Thomas Weisel Partners LLC

                             Dain Rauscher Wessels
                    a division of Dain Rauscher Incorporated

                           U.S. Bancorp Piper Jaffray

                                  May 21, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------